Execution Version
TERM LOAN CREDIT AGREEMENT

dated as of February 2, 2021,

among

HORIZON GLOBAL CORPORATION,

The Lenders Party Hereto,

and
ATLANTIC PARK STRATEGIC CAPITAL FUND, L.P.,
as Administrative Agent and Collateral Agent

TABLE OF CONTENTS
i

SCHEDULES:
Schedule 2.01    –    Commitments
Schedule 3.03    –    Governmental Approvals; No Conflicts
Schedule 3.05    –    Real Property
Schedule 3.06    –    Disclosed Matters
Schedule 3.12    –    Subsidiaries
Schedule 3.13    –    Insurance
Schedule 3.20    –    Material Contracts
Schedule 5.15    –    Post-Closing Obligations
Schedule 6.01    –    Existing Indebtedness
Schedule 6.02    –    Existing Liens
Schedule 6.03    –    Permitted Transactions
Schedule 6.04    –    Existing Investments
Schedule 6.09    –    Existing Affiliate Transactions
Schedule 6.10    –    Existing Restrictions
EXHIBITS:
Exhibit A    –    Form of Assignment and Assumption
Exhibit B    –    Form of Borrowing Request
Exhibit C-1    –    Form of Initial Term Loan Note
Exhibit C-2    –    Form of Delayed Draw Term Loan Note
Exhibit D    –    Form of Guarantee and Collateral Agreement
Exhibit E    –    Form of U.S. Tax Certificate
Exhibit F    –    Form of Perfection Certificate
Exhibit G    –    Form of Interest Election Request
Exhibit H    –    Agreed Security Principles

TERM LOAN CREDIT AGREEMENT dated as of February 2, 2021 (this “Agreement”), among HORIZON GLOBAL CORPORATION, the LENDERS party hereto and ATLANTIC PARK STRATEGIC CAPITAL FUND, L.P., as Administrative Agent and Collateral Agent.
RECITALS:
In consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:
ARTICLE I
Definitions
SECTION 1.01Defined Terms.
As used in this Agreement, the following terms have the meanings specified below:
“ABL Agent” means Encina Business Credit, LLC, as administrative agent and/or collateral agent, as applicable, under the ABL Credit Agreement, and its successors and assigns.
“ABL Credit Agreement” means the Loan and Security Agreement, dated as of March 13, 2020, among the Borrower, as a guarantor, the Subsidiaries of the Borrower party thereto as borrowers or guarantors, the lenders party thereto and the ABL Agent, as such document or the credit facility thereunder may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement and the ABL/Term Loan Intercreditor Agreement.
“ABL Loan” means a loan made pursuant to the ABL Credit Agreement.
“ABL Loan Documents” means collectively (a) the ABL Credit Agreement, (b) the ABL Security Documents, (c) any promissory note evidencing loans under the ABL Credit Agreement and (d) any amendment, waiver, supplement or other modification to any of the documents described in clauses (a) through (c), in each case as such documents may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.
“ABL Priority Collateral” has the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.
“ABL Security Documents” means the collective reference to collateral provisions contained in the ABL Credit Agreement and all other security documents delivered to the ABL Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under the ABL Credit Agreement, as such documents may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.
“ABL/Term Loan Intercreditor Agreement” means the Intercreditor Agreement, dated on or about February 2, 2021, among the Borrower, the other Loan Parties party thereto, the Collateral Agent and the ABL Agent, as amended, restated or modified in accordance therewith from time to time pursuant to the terms thereof.

“ABN AMRO Factoring Agreement” means the Factoring Agreement, dated as of June 5, 2012, between Westfalia-Automotive GmbH and ABN AMRO Commercial Finance GmbH, as amended, restated, supplemented or otherwise modified from time to time.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that the Adjusted LIBO Rate shall not be less than 1.00% per annum.
“Administrative Agent” means Atlantic Park, in its capacity as administrative agent for the Lenders hereunder.
“Administrative Agent’s Account” means the account from time to time designated by the Administrative Agent as the account to which payments hereunder are to be directed.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Indemnitee” has the meaning assigned to such term in Section 10.03(b).
“Agents” means, collectively, the Administrative Agent and the Collateral Agent.
“Agreed Security Principles” means Exhibit H hereto.
“Agreement” has the meaning assigned to such term in the preamble hereto.
“All-In Yield” means, as to any Indebtedness, the effective all-in yield applicable thereto as reasonably determined by the Administrative Agent in a manner consistent with generally accepted financial practices, taking into account: (a) interest rate margins, (b) original issue discount (“OID”) and upfront or similar fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower or any of its Subsidiaries or Affiliates to the lenders under, or holders of, such Indebtedness in the initial primary syndication thereof (with OID and upfront fees being equated to interest based on assumed four-year life to maturity (or, if less, the stated weighted average life to maturity at the time of its incurrence of the applicable Indebtedness)), and (c) any interest rate floor, but excluding (i) any arrangement, commitment, structuring, agency or underwriting fees that are not paid to or shared with all relevant lenders generally in connection with the commitment or syndication of such Indebtedness, (ii) any ticking, unused line or similar fees or (iii) any other fee that is not paid directly by the Borrower generally to all relevant lenders ratably in the primary syndication of such Indebtedness; provided that (A) to the extent that any interest rate specified for such Indebtedness that is subject to a floor (in each case, without giving effect to any such floor on the date on which the All-In Yield is being calculated) is less than such floor, the amount of such difference will be deemed added to the interest rate margin applicable to such Indebtedness for purposes of calculating the All-In Yield and (B) to the extent that any interest rate specified for such Indebtedness that is subject to a floor (in each case, without giving effect to any such floor on the date on which the All-In Yield is being calculated) is equal to or greater than such floor, the floor will be disregarded in calculating the All-In Yield.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.00% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1.00%; provided that the Alternate Base Rate shall not be less than 2.00% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be the LIBO Rate, two Business Days prior to such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Law” means all laws, rules, regulations and governmental guidelines applicable to any Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles (including, without limitation, any banking, exchange control, financial assistance, minimum capitalization, fraudulent conveyance, mandatory labor advice or similar rules or regulations), and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
“Applicable Rate” means, for any day, (a) with respect to ABR Loans, 6.50% per annum and (b) with respect to Eurocurrency Loans, 7.50% per annum.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Atlantic Park” means Atlantic Park Strategic Capital Fund, L.P.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Benchmark” means, initially, the Adjusted LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, have occurred with respect to the Adjusted LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(a).
“Benchmark Replacement” means, for any Available Tenor,
(a)    with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment; provided that if the Borrower has provided a notification to the Administrative Agent in writing on or prior to such Benchmark Replacement Date that the Borrower has a Hedging Agreement in place with respect to any of the Loans as of the date of such notice (which such notification the Administrative Agent shall be entitled to rely upon and shall have no duty or obligation to ascertain the correctness or completeness of), then the Administrative Agent, in its sole discretion, may decide not to determine the Benchmark Replacement pursuant to this clause (a)(1) for such Benchmark Transition Event or Early Opt-in Election, as applicable;
(2)    the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;
(3)    the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; or
(b)    with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

provided that (i) in the case of clause (a)(1), if the Administrative Agent decides that Term SOFR is not administratively feasible for the Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(1) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) or clause (b) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(a)    for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(1)    the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;
(2)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark;
(b)    for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities; and
(c)    for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of the Adjusted LIBO Rate with a SOFR-based rate;
provided that (x) in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 2.14(a) will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of Borrowing Requests, prepayment notices, Interest Election Requests, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;
(c)    in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Lenders and the Borrower pursuant to Section 2.14(a)(ii); or
(d)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve System of the United States, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative
.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Horizon Global Corporation, a Delaware corporation.
“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and as to which a single Interest Period is in effect.
“Borrowing Base” shall have the meaning ascribed to such term in the ABL Credit Agreement (as defined in the ABL Credit Agreement on the Closing Date).
“Borrowing Request” means a written request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be in substantially the form of Exhibit B or any other form approved by the Administrative Agent.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with any Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Expenditures” means, for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP other than such additions and expenditures made with Net Proceeds from any casualty or other insured damage or condemnation or similar awards and (b) Capital Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any change in GAAP after the Closing Date that would require lease obligations that would have been characterized and accounted for as operating leases in accordance with GAAP as in effect on the Closing Date to be characterized and accounted for as Capital Lease Obligations shall be disregarded for purposes hereof.
“Change in Control” means (a) the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Commission thereunder), of Equity Interests representing more than 35% of either the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower or (b) the occurrence of any change in control (or similar event, however denominated) with respect to the Borrower under (i) any indenture or other agreement in respect of Material Indebtedness to which the Borrower or any Subsidiary is a party or (ii) any instrument governing any preferred stock of the Borrower or any Subsidiary having a liquidation value or redemption value in excess of $5,000,000.
“Change in Law” means (a) the adoption of any law, rule or regulation after the date hereof, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date hereof or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental

Authority made or issued after the date hereof; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.
“Charged Company” has the meaning assigned to such term in Section 4.01(t).
“Charges” has the meaning assigned to such term in Section 10.13.
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Delayed Draw Term Loans or any other class of loans, (b) any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, a Delayed Draw Term Loan Commitment or any other commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.
“Closing Date” means the date on which the conditions specified in Section 4.01 have been satisfied.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all “Collateral,” as defined in any applicable Security Document.
“Collateral Agent” means Atlantic Park, in its capacity as collateral agent for the Secured Parties under the Security Documents.
“Collateral and Guarantee Requirement” means the requirement that (and, with respect to Foreign Subsidiaries, subject to the Agreed Security Principles):
(a)    the Collateral Agent shall have received from each party thereto (other than the Collateral Agent) either (i) a counterpart of the Guarantee and Collateral Agreement duly executed and delivered on behalf of such Loan Party, or (ii) in the case of any Person that becomes a Subsidiary Loan Party after the Closing Date, a supplement to each of the Guarantee and Collateral Agreement and the ABL/Term Loan Intercreditor Agreement, in each case in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;
(b)    all outstanding Equity Interests of the Borrower and each Subsidiary owned by or on behalf of any Loan Party shall have been pledged pursuant to the Guarantee and Collateral Agreement, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;
(c)    all Indebtedness of the Borrower and each Subsidiary in an aggregate principal amount that exceeds $500,000 that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Guarantee and Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank;

(d)    all documents and instruments, including Uniform Commercial Code financing statements, PPSA financing statements and intellectual property security agreements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Guarantee and Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Guarantee and Collateral Agreement (in each case subject to the ABL/Term Loan Intercreditor Agreement), shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;
(e)    the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to any Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Lenders may reasonably request, but only to the extent such endorsements are (A) available in the relevant jurisdiction (provided in no event shall the Collateral Agent request a creditors’ rights endorsement) and (B) available at commercially reasonable rates, (iii) then current A.L.T.A. surveys, certified to Administrative Agent by a licensed surveyor, sufficient to allow the issuer of the Required Lender’s title insurance policy to issue such policy without a survey exception, (iv) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under Applicable Law, including Regulation H of the Board of Governors, and an acknowledged notice to the Borrower, (v) if reasonably requested by the Administrative Agent, a current appraisal of any Mortgaged Property, prepared by an appraiser acceptable to the Administrative Agent, and in form and substance satisfactory to the Required Lenders (it being understood that if such appraisal is required in order to comply with the Administrative Agent’s internal policies, such request shall be deemed to be reasonable), (vi) if reasonably requested by the Administrative Agent, an environmental assessment with respect to any Mortgaged Property, prepared by environmental engineers reasonably acceptable to the Administrative Agent, and such other reports, certificates, studies or data with respect to such Mortgaged Property as the Administrative Agent may reasonably require, all in form and substance reasonably satisfactory to Required Lenders (it being understood that if such assessment or other materials are required in order to comply with the Administrative Agent’s internal policies, such request shall be deemed to be reasonable), and (vii) such abstracts, legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; and
(f)    each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder;
provided that with respect to any Subsidiary Loan Party that is a Foreign Subsidiary organized under the laws of Germany, the United Kingdom (or any political subdivision thereof), Mexico, Canada (or any province or territory thereof) or the Netherlands, the Collateral and Guarantee Requirement shall require provision of the documents and satisfaction of the requirements described in the Agreed Security Principles; provided further that, notwithstanding anything to the contrary set forth herein, within ninety (90) days of the Closing Date (or such later date as the Administrative Agent may agree) the Equity Interests of each Subsidiary Loan Party (whether or not owned by another Loan Party) shall be pledged pursuant to a Security Document entered into under the laws of the jurisdiction of organization of such

Subsidiary Loan Party (with the understanding that no legal opinions or other deliverables shall be required in connection therewith except to the extent required or reasonably necessary to perfect the security interests of the Collateral Agent in the equity interests pledged thereunder).
“Commission” means the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of said Commission.
“Commitment” means a Term Loan Commitment.
“Commitment Fee Termination Date” has the meaning assigned to such term in Section 2.12(b).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated cash interest expense for such period, (ii) consolidated income tax expense for such period (including all single business tax expenses imposed by state law), (iii) all amounts attributable to depreciation and amortization for such period, (iv) [reserved], (v) interest-equivalent costs associated with any Specified Vendor Receivables Financing for such period, whether accounted for as interest expense or loss on the sale of receivables, and all Preferred Dividends, (vi) all losses during such period that relate to the retirement of Indebtedness, (vii) non-cash expenses during such period resulting from the grant of Equity Interests to management and employees of the Borrower or any of the Subsidiaries, (viii) the aggregate amount of deferred financing expenses for such period, (ix) all other non-cash expenses or losses of the Borrower or any of the Subsidiaries for such period (excluding any such charge that constitutes an accrual of or a reserve for cash charges for any future period), (x) fees, costs and expenses in connection with the Transactions, (xi) fees and expenses in connection with the issuance or offering of Equity Interests or any Indebtedness (in each case, whether or not consummated); provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (xi), together with clauses (xii), (xiv) and (xvi), shall not exceed $8,000,000 for all periods, (xii) costs and expenses of professional fees of the Borrower and its Subsidiaries or of any Agent or Lender to the extent the Borrower is required to reimburse such Agent or Lender therefor; provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (xii), together with clauses (xi), (xiv) and (xvi), shall not exceed $8,000,000 for all periods, (xiii) unusual or nonrecurring expenses or costs, including restructuring, moving and severance expense, provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (xiii) shall not exceed $10,000,000 in any four fiscal quarter period, (xiv) fees, costs and expenses incurred in connection with any proposed asset sale (whether or not consummated) (other than the Foreign Business Disposition); provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (xiv), together with clauses (xi), (xii) and (xvi), shall not exceed $8,000,000 for all periods, (xv) non-cash losses on asset sales, (xvi) any fees, costs and expenses in connection with the maintenance and/or forgiveness of the PPP Loan, provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (xvi), together with clauses (xi), (xii) and (xiv), shall not exceed $8,000,000 for all periods and (xvii) fees, costs and expenses incurred in connection with the Foreign Business Disposition, provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (xvii) shall not exceed $8,000,000 for all periods, minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) [reserved], (ii) any non-cash income, profits or gains for such period, and (iii) any gains realized from the retirement of Indebtedness after the Closing Date, all determined on a consolidated basis in accordance with GAAP. If the Borrower or any Subsidiary has made any Significant Investment or any sale, transfer, lease or other disposition of assets outside of the ordinary course of business permitted by Section 6.05 during the relevant period for determining any leverage ratio hereunder, Consolidated EBITDA for the relevant period shall be calculated only for purposes of determining such leverage ratio after giving pro forma effect thereto, as if such Significant Investment or sale, transfer, lease or other disposition of assets had occurred on the first day of the relevant period for determining Consolidated EBITDA; provided that with respect to any Significant Investment, (x) any pro forma adjustment made to Consolidated EBITDA shall be in proportion to the percentage ownership of the Borrower or such Subsidiary, as applicable, in the Subject Person (e.g. if the Borrower acquires 70% of the Equity Interests of the Subject Person, a pro forma adjustment to Consolidated EBITDA shall be made with respect to no more than 70% of the EBITDA of the Subject Person) and (y) pro forma effect shall only be given to such Significant Investment if the Indebtedness of the Subject Person is included in Total Indebtedness for purposes of calculating the applicable leverage ratio in proportion to the percentage ownership of the Borrower or such Subsidiary, as applicable, in such Subject Person. Any such pro forma calculations may include operating and other expense reductions and other adjustments for such period resulting from any sale, transfer, lease or other disposition of assets that is being given pro forma effect to the extent that such operating and other expense reductions and other adjustments would be permitted pursuant to Article XI of Regulation S-X under the Securities Act of 1933.
“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Borrower or a Significant Investment) in which any other Person (other than the Borrower or any Subsidiary or any director holding qualifying shares in compliance with Applicable Law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries during such period, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary and (c) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convertible Notes” means the 2.75% Convertible Senior Notes of the Borrower due 2022 issued pursuant to the Convertible Notes Indenture.
“Convertible Notes Indenture” means the First Supplemental Indenture between the Borrower and Wells Fargo Bank, National Association, dated as of February 1, 2017.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within one Business Day of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, (b) has notified the Borrower or Administrative Agent in writing, or it or its parent has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it or its parent commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, (d) had an involuntary proceeding commenced or an involuntary petition filed seeking (i) liquidation, reorganization or other relief in respect of such Lender or its parent or its or its parent’s debts, or of a substantial part of its or its parent’s assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Lender or its parent or for a substantial part of its or its parent’s assets, or (e) shall have or whose parent shall have (i) voluntarily commenced any proceeding or filed any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consented to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this definition, (iii) applied for or consented to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it or a substantial part of its assets, (iv) filed an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) made a general assignment for the benefit of creditors or (vi) taken any action for the purpose of effecting any of the foregoing.
“Delayed Draw Closing Date” means the date on which the Delayed Draw Conditions have been satisfied or waived.
“Delayed Draw Conditions” means those conditions set forth in Section 4.02.
“Delayed Draw Term Loan Commitment” shall mean $125,000,000; provided, that the Delayed Draw Term Loan Commitment shall automatically be reduced to $0 on the Delayed Draw Term Loan Commitment Expiration Date.
“Delayed Draw Term Loan Commitment Expiration Date” means the earliest of (x) the date as of which the Delayed Draw Term Loan Commitment has been utilized in accordance with the terms of Section 2.01(b), (y) the date on which the Delayed Draw Term Loan Commitments are otherwise reduced to $0 pursuant to Section 2.08(c) and (z) June 30, 2022.
“Delayed Draw Term Commitment Fee” has the meaning assigned such term in Section 2.12(b).

“Delayed Draw Term Loans” shall mean a Loan made by the Lenders to the Borrower pursuant to Section 2.01(b).
“Delayed Draw Term Loan Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from any Delayed Draw Term Loans made by such Term Lender.
“Discharge of ABL Obligations” has the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Disqualified Lender” means any bank, financial institution, institution lender or any other Person that has been specified to the Administrative Agent by the Borrower in writing prior to the Closing Date.
“Disqualified Stock” means any stock that is not common stock or Qualified Borrower Preferred Stock.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary, other than the Foreign Subsidiaries.
“Early Opt-in Election” means, if the then-current Benchmark is the Adjusted LIBO Rate, the occurrence of:
(a)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(b)    the election by the Administrative Agent to trigger a fallback from the Adjusted LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environmental Laws” means any Applicable Laws, or binding orders, decrees, judgments, injunctions, notices or agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to pollution, the protection of the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to public or worker health and safety matters (with respect to Hazardous Materials).
“Environmental Liability” means any liabilities, obligations, damages, losses, claims, actions, suits, judgments, or orders, contingent or otherwise (including any liability for damages, costs of environmental remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), directly or indirectly resulting from or relating to (a) any actual or alleged non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, labeling or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the actual or alleged Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Notice” means written notice, report or other information from any Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under, any Environmental Law, or with respect to any Release or threatened Release, environmental pollution or Hazardous Materials, including any complaint, summons, citation, order, claim, demand, directive or request for correction, remediation or other response action.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or any warrants, options or other rights to acquire such interests, but excluding any debt securities convertible into or referencing any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 4001(b)(1) of ERISA or Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means: (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a failure by any Plan to satisfy the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or the failure by any Loan Party or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; or (h) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), or franchise taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding Taxes resulting from any law in effect (x) at the time such Lender becomes a party to this Agreement or, with respect to any additional position in any Loan acquired after such Lender becomes a party hereto, at the time such additional position is acquired by such Lender or (y) at the time such. Lender designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.17(a), (c) any withholding Tax imposed pursuant to FATCA and (d) any Tax that is attributable to a recipient’s failure to comply with Section 2.17(f).
“Existing Credit Agreement” means that certain Term Loan Credit Agreement, dated as of June 30, 2015, by and among the Borrower, the lenders referred to therein, Cortland Capital Market Services LLC (as successor to JPMorgan Chase Bank, N.A.), as administrative agent and collateral agent, and the other parties thereto (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof).
“FATCA” means (i) Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor provision that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, (ii) any agreements entered into pursuant to Section 1471(b)(1) of the Code and (iii) any law, regulation, rule, promulgation or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if no such rate is available for such date, the Federal Funds Effective Rate shall be the average of the quotations (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) for the day of such transactions received by the Administrative Agent from three major banks reasonably satisfactory to the Administrative Agent.
“Fee Letter” means that certain fee letter, dated as of the Closing Date, by and between the Borrower and the Administrative Agent, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted LIBO Rate.
“FLSA” means the Fair Labor Standards Act of 1938, as amended from time to time.
“Foreign Business Disposition” means any disposition by the Borrower of the Subsidiary (or Subsidiaries) and/or assets which collectively represent all or substantially all of the “Europe-Africa” business (the “Foreign Business”), in each case, in any transaction or related series of transactions permitted hereunder.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantee and Collateral Agreement” means the Term Loan Guarantee and Collateral Agreement, substantially in the form of Exhibit D, made by the Borrower and the Subsidiary Loan Parties party thereto in favor of the Collateral Agent for the benefit of the Secured Parties.
“Hazardous Materials” means all explosive, radioactive, flammable, hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, poly- and perfluoroalkyl substances, toxic mold, radon gas, infectious or medical wastes and all other substances, materials, contaminants, pollutants, chemicals or wastes of any nature regulated, or for which liability or standards may be imposed, pursuant to, any Environmental Law.
“Hedging Agreement” means any (i) interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, (ii) Permitted Bond Hedge Transaction or (iii) Permitted Warrant Transaction.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and not more than ninety (90) days past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) solely for purposes of Section 6.01 hereof, any and all payment obligations of such Person under or Guarantee by such Person with respect to any Hedging Agreement. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary in this paragraph, the term “Indebtedness” shall not include (a) agreements providing for indemnification, purchase price adjustments or similar obligations incurred or assumed in connection with the acquisition or disposition of assets or capital stock and agreements providing for deferred purchase price to the extent entered into prior to the date hereof, (b) trade payables and accrued expenses in each case arising in the ordinary course of business and (c) for the avoidance of doubt, operating leases or any guarantees thereof.

“Indemnified Taxes” means (a) any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 10.03(b).
“Initial Term Loan Commitment” means, as to each Term Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Initial Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Initial Term Loan Commitments is $100,000,000.
“Initial Term Loans” means the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a).
“Initial Term Loan Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Initial Term Loans made by such Term Lender.
“Intellectual Property Claim” has the meaning assigned to such term in the ABL Credit Agreement as of the date hereof.
“Interest Election Request” means a written request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be in the form of Exhibit G or any other form approved by the Administrative Agent.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) no Interest Period shall extend beyond the Maturity Date and (c) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate (for the longest period for which that Screen Rate is available for dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate (for the shortest period for which that Screen Rate is available for dollars) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for dollars determined by the Administrative Agent from such service as the Administrative Agent may select.
“Investment” has the meaning assigned to such term in Section 6.04.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate or branch of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Lender Indemnitee” has the meaning assigned to such term in Section 10.03(b).
“Lenders” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party hereto after the Closing Date pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“LIBO Rate” means, subject to the implementation of a Benchmark Replacement in accordance with Section 2.14, with respect to any Eurocurrency Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for dollars for a period equal in length to such Interest Period as published on the applicable Bloomberg page that displays such rate (or, in the event such rate does not appear on such Bloomberg page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to dollars, then the LIBO Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement). If no such offered rate exists, such rate will be the rate of interest per annum as reasonably determined by the Administrative Agent, at which deposits of dollars in immediately available funds are offered as of the Specified Time on the Quotation Day for such Interest Period by three major banks reasonably satisfactory to the Administrative Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, the Security Documents, the ABL/Term Loan Intercreditor Agreement, the Fee Letter and the promissory notes, if any, executed and delivered pursuant to Section 2.09(e).
“Loan Parties” means the Borrower and the Subsidiary Loan Parties.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Make Whole Amount” shall mean, on any date of prepayment of all or any portion of the Loans, an amount in cash equal to (a) the present value, as determined by the Administrative Agent, of all required interest payments (other than such interest that has been paid in cash but including default interest pursuant to Section 2.13(c) if an Event of Default has occurred and is continuing at the time the Make Whole Amount becomes due) due on the Loans that are prepaid from the date of prepayment through and including February 2, 2022 plus (b) 2.50% of the accreted principal amount of such Loans, in each case, discounted to the date of prepayment by an amount equal to the rate applicable to U.S. treasury rates having a constant maturity and duration equal to (or the nearest available tenor) the period from the date of prepayment through and including February 2, 2022 plus 0.50%.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, financial condition, liabilities (actual or contingent) or material agreements of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties in any material respect to perform their obligations under any Loan Document, (c) the rights of or benefits available to the Lenders under any Loan Document or (d) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.
“Material Agreements” means any agreements or instruments relating to Material Indebtedness.
“Material Indebtedness” means (a) obligations in respect of the ABL Credit Agreement and (b) any other Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time. For the avoidance of doubt, “Material Indebtedness” shall not include any obligations under any Permitted Warrant Transaction.
“Maturity Date” means the Term Loan Maturity Date.
“MNPI” has the meaning assigned to such term in Section 5.01.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means a mortgage, charge, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.
“Mortgaged Property” means each parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to the provisions of Title IV of ERISA and to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.
“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any noncash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds in excess of $500,000 in the aggregate in any fiscal year and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the 24-month period immediately following such event and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower) to the extent such liabilities are actually paid within such applicable time periods.
“No-Call Period” has the meaning assigned to such term in Section 2.11(b).
“Non-Consenting Lender” has the meaning assigned to such term in Section 10.02(c).
“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a banking day, for the immediately preceding banking day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” has the meaning assigned to such term in the Guarantee and Collateral Agreement.
“OSHA” means the Occupational Safety and Hazard Act of 1970.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both over-night federal funds and overnight Eurocurrency Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participant” has the meaning assigned to such term in Section 10.04(e).
“Participant Register” has the meaning assigned to such term in Section 10.04(e).
“PATRIOT Act” has the meaning assigned to such term in Section 10.16.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pensions Regulator” has the meaning assigned to such term in Section 7(l).
“Perfection Certificate” means a certificate in the form of Exhibit F hereto or any other form approved by the Collateral Agent.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) purchased by the Borrower in connection with the issuance of the Convertible Notes and in each case existing as of the Closing Date.

“Permitted Convertible Indebtedness” means Indebtedness of the Borrower under the Convertible Notes outstanding on the Closing Date, after giving effect to the Transactions.
“Permitted Delayed Draw Term Loan Usage” means the use of proceeds of any Delayed Draw Term Loans for the following purposes: (i) repaying any additional outstanding Convertible Notes (provided that if such Convertible Notes are not repaid directly by such proceeds then such proceeds shall be held in a segregated deposit account subject to a first-priority security interest in favor of the Administrative Agent), and/or (ii) to the extent any outstanding Convertible Notes are repaid using internally generated cash or Excess Availability (under and as defined in the ABL Credit Agreement), either to repay ABL Loans the proceeds of which were used to repay such Convertible Notes, or to restore cash balances to the extent internally generated cash was used to repay such Convertible Notes, in each case, in an amount not to exceed such Convertible Note repayment, and/or (iii) following the repayment of all outstanding Convertible Notes, for general corporate purposes, and/or (iv) fees and expenses related to any of the foregoing transactions in clause (i) or (ii) of this definition; provided, however, that the Borrower shall repay any ABL Loans used to repay any Convertible Notes (but solely to the extent such ABL Loans used to repay any Convertible Notes exceed $25,000,000 in the aggregate) within 60 days of the date of repayment with the proceeds of a Delayed Draw Term Loan.
“Permitted Encumbrances” means:
(a)Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;
(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;
(c)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(g)ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Subsidiaries are located, other than any Mortgaged Property;
(h)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(i)leases or subleases granted to other Persons and not interfering in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole;

(j)banker’s liens, rights of set-off or similar rights, in each case arising by operation of law;
(k)Liens in favor of a landlord on leasehold improvements in leased premises; and
(l)any Lien or right of set-off arising under clause 24 or 25 of the general banking conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlands Vereniging van Banken) or any foreign equivalent thereof;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Investments” means:
(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than six months from the date of acquisition thereof and, at the time of acquisition, having the highest credit rating obtainable from S&P or from Moody’s;
(f)securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof having maturities of not more than six months from the date of acquisition thereof and, at the time of acquisition, having the highest credit rating obtainable from S&P or from Moody’s;
(g)investments of the quality as those identified on Schedule 6.04 as “Qualified Foreign Investments” made in the ordinary course of business;
(h)cash; and
(i)investments in funds that invest solely in one or more types of securities described in clauses (a), (e) and (f) above.
“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Subsidiaries; provided that (a) the principal amount (or accreted value, if applicable) of such Permitted

Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonable expenses incurred in connection therewith), (b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and an average life to maturity greater than the average life to maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Term Loans, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Term Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (d) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Term Loans or any guarantee therefor, such Permitted Refinancing Indebtedness is pari passu in right of payment with, or subordinated in right of payment to, the Term Loans or such guarantee, and, in any event, such Permitted Refinancing Indebtedness shall not have a higher priority with respect to payments or collateral than the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (e) the terms and conditions of such Permitted Refinancing Indebtedness shall be no more materially restrictive, when taken as a whole, than the terms and conditions of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (and, to the extent the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded permits the payment of any interest thereon “in kind”, the Permitted Refinancing Indebtedness thereof shall likewise permit the payment of interest “in kind”), (f) such Permitted Refinancing Indebtedness is not incurred or guaranteed by any Person who is not an obligor under the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and is not secured by any property that does not secure the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and, if secured, shall not be secured at a higher priority than the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (g) if the obligor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is a Foreign Subsidiary, the proceeds of such Permitted Refinancing Indebtedness must be used for ordinary course working capital purposes of such Foreign Subsidiary and (h) such refinancing Indebtedness, if secured, shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.
“Permitted Sale and Leaseback Transaction” means the sale and leaseback of the real property owned by S.I.A.R.R. SAS as of the Closing Date.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) and/or cash (in an amount determined by reference to the price of such common stock) sold by the Borrower substantially concurrently with any purchase by the Borrower of a Permitted Bond Hedge Transaction, in each case existing as of the Closing Date.
“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and which (i) in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or (ii) was sponsored, maintained or contributed to by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate has or had any liability at any time during the six calendar years immediately preceding the date hereof.
“Platform” has the meaning assigned to such term in Section 10.12(b).
“PPP Loan” means the loan incurred by Horizon Global Company LLC under the federal Paycheck Protection Program provided in Section 7(a) of the Small Business Act of 1953, as amended by the Coronavirus Aid, Relief, and Economic Security Act (as amended from time to time), in a principal amount not exceeding $8,670,300.
“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code of Quebec) in effect from time to time in such other jurisdiction for the purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Preferred Dividends” means any cash dividends of the Borrower permitted hereunder to be paid with respect to preferred stock of the Borrower.
“Premium Event” has the meaning assigned to such term in Section 2.11(b).
“Prepayment Event” means:
(a)any sale, transfer or other disposition of any property or asset of the Borrower or any Subsidiary, other than (i) prior to the Discharge of ABL Obligations, ABL Priority Collateral, and (ii) dispositions described in clauses (a), (b), (d) and (g) of Section 6.05; or
(b)any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary (other than, prior to the Discharge of ABL Obligations, ABL Priority Collateral) having a book value or fair market value in excess of $750,000 in the aggregate in any fiscal year, but only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset within 270 days after such event;
(c)[reserved];
(d)[reserved]; or
(e)the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.01(a) (except Indebtedness permitted by Section 6.01(a)(xiii), which shall be subject to this clause (e)).
“Prepayment Premium” has the meaning assigned to such term in Section 2.11(b).

“Prime Rate” means the “U.S. Prime Lending Rate” as published in The Wall Street Journal or if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Board (as reasonably determined by the Administrative Agent).
“Private Lender Information” means any information and documentation that is material non-public information with respect to Borrower and its Subsidiaries or their securities.
“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement or who otherwise has identified itself to the Administrative Agent in writing as a “Public-Sider”.
“Qualified Borrower Preferred Stock” means any preferred capital stock or preferred equity interest of the Borrower (a)(i) that does not provide for any cash dividend payments or other cash distributions in respect thereof prior to the Maturity Date in effect as of the date of issuance of such Indebtedness and (ii) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (A)(x) mature or become mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (y) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified Borrower Preferred Stock or (z) become redeemable at the option of the holder thereof (other than as a result of a change of control event), in whole or in part, in each case on or prior to the date that is 365 days after the Maturity Date in effect at the time of the issuance thereof; provided that the terms of such preferred stock or preferred equity interests shall provide that upon a default thereof, the remedies of the holders thereof shall be limited to the right to additional representation on the board of directors of the Borrower.
“Quotation Day” means, with respect to any Eurocurrency Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.
“Recipient” means (a) the Administrative Agent or (b) any Lender.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Adjusted LIBO Rate, 11:00 a.m. (London time) on the day that is two (2) Business Days preceding the date of such setting, and (2) if such Benchmark is not the Adjusted LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning assigned to such term in Section 10.04(c).
“Regulation” has the meaning assigned to such term in Section 3.23.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including indoor and ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, flora and fauna).
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System of the United States or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve System of the United States or the Federal Reserve Bank of New York or any successor thereto.
“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having more than 50% of the sum of (a) outstanding Term Loans at such time and (b) the aggregate unused Term Loan Commitments at such time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Indebtedness” means Indebtedness of the Borrower or any Subsidiary, the payment, prepayment, redemption, repurchase or defeasance of which is restricted under Section 6.08(b).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any partial or full cash settlement of Convertible Notes, sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.
“S&P” means Standard & Poor’s Financial Services LLC, or any successor thereto.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the federal government of Canada, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of

State, (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or the federal government of Canada or (c) any government or governmental or regulatory body responsible for the administration or enforcement of economic or financial sanctions or trade embargoes in any jurisdiction in which a Foreign Subsidiary is incorporated or organized.
“Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Secured Parties” has the meaning assigned to such term in the Guarantee and Collateral Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Documents” means the Guarantee and Collateral Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations, including any foreign-law security documents delivered pursuant to the proviso to the definition of “Collateral and Guarantee Requirements”.
“Significant Investment” means any acquisition by the Borrower or a Subsidiary of more than 50% (but less than 100%) of the Equity Interests in a Person (such Person, the “Subject Person”), so long as such acquisition is permitted by Section 6.04.
“Solvent” means, with respect to any Person, (a) the fair value of the assets of such Person at a fair valuation will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (d) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and (e) such Person (if a Canadian resident) shall not be an insolvent person as such term is defined in the Bankruptcy and Insolvency Act (Canada).
“Specified Time” means 11:00 a.m., London time.
“Specified Vendor Receivables Financing” means the sale by the Borrower and certain Subsidiaries of accounts receivable to one or more financial institutions pursuant to third-party financing agreements in transactions constituting “true sales” which are permitted pursuant to Section 6.01(a)(iv).
“Specified Vendor Receivables Financing Documents” means all documents and agreements relating to the Specified Vendor Receivables Financing.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Required Lenders are subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any Applicable Law. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subject Person” has the meaning assigned to such term in the definition of “Significant Investment.”
“Subordinated Debt” means any subordinated Indebtedness of the Borrower or any Subsidiary.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Subsidiary Loan Party” means any Subsidiary that is not a Foreign Subsidiary (other than any Foreign Subsidiary organized under the laws of Germany, the United Kingdom (or any political subdivision thereof), Mexico, Canada (or any province or territory thereof) or the Netherlands); provided, that for purposes of any permissive provision or basket in Article VI, no Subsidiary shall be deemed to be a Subsidiary Loan Party unless and until it has satisfied the Collateral and Guarantee Requirements. Additionally, no Subsidiary listed on Schedule 6.03 shall be required to be a Subsidiary Loan Party or satisfy the Collateral and Guarantee Requirement so long as such Subsidiary is dissolved or liquidated or merged into its parent pursuant to Section 6.03(a)(iv) prior to the second anniversary of the Closing Date (as such date may be extended by the Administrative Agent in its sole discretion).
“Synthetic Purchase Agreement” means any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or a Subsidiary is or may become obligated to make (i) any payment (other than in the form of Equity Interests in the Borrower) in connection with a purchase by a third party from a Person other than the Borrower or a Subsidiary of any Equity Interest or Restricted Indebtedness or (ii) any payment (other than on account of a permitted purchase by it of any Equity Interest or any Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that phantom stock or similar plans providing for payments only to current or former directors, officers, consultants, advisors or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall not be deemed to be Synthetic Purchase Agreements. For the avoidance of doubt, the term “Synthetic Purchase Agreement” shall not include any agreement, indenture or other document governing any Permitted Bond Hedge Transaction, Permitted Convertible Indebtedness or Permitted Warrant Transaction.
“Taxes” means any and all present or future taxes (of any nature whatsoever), levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Collateral Proceeds Account” means a deposit account identified to the ABL Agent in writing from time to time and in the name of the Borrower and for which PNC Bank, National

Association is the depositary bank which contains (or was established to contain) only those proceeds with respect to Term Priority Collateral.
“Term Lender” means a Lender with outstanding Term Loans or Term Loan Commitments.
“Term Loan” means any Initial Term Loan or Delayed Draw Term Loan, as the context may require.
“Term Loan Commitments” means as to each Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be reduced from time to time pursuant to the terms of this Agreement. The initial amount of each Term Lender’s Term Loan Commitment is set forth on Schedule 2.01 under the caption “Initial Term Loan Commitment” or “Delayed Draw Term Loan Commitment” or, otherwise, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as the case may be.
“Term Loan Maturity Date” means February 2, 2027; provided if such day is not a Business Day then the Term Loan Maturity Date will be on the immediately preceding Business Day.
“Term Priority Collateral” has the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.8(c) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.
“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness for borrowed money (including, without limitation, Capital Lease Obligations and all “Indebtedness” pursuant to clause (a), (b), (e), (h) or (i) (with respect to clause (i), only to the extent drawn and unpaid) of the definition thereof and, without duplication, any Guarantees of any such Indebtedness) or Disqualified Stock of the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.
“Total Net Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date minus the sum of cash and Permitted Investments on deposit in accounts for which an agreement in favor of the Collateral Agent as contemplated by Section 5.13 (and the ABL Agent to the extent required by the terms of the ABL Loan Documents) has been executed and is in effect; provided that the aggregate amount of such sum deducted shall not exceed $25,000,000, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date for which financial statements are available).
“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of the Initial Term Loans on the Closing Date and the use of proceeds thereof, (b) the repayment in full of all outstanding indebtedness under the Existing Credit Agreement and the release of all liens and security interests in connection therewith, (c) the execution, delivery and performance by each Loan Party of a consent and/or an amendment to the ABL Credit Agreement, and (d) the payment of the fees and expenses payable in connection with the foregoing.
“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(i)(D)(2).
“Warrants” means those certain warrants to purchase shares of Borrower issued to the Warrant Holder on the date hereof.
“Warrant Holder” means APSC Holdco II, L.P.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02        Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Term Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Initial Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Initial Term Loan Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Initial Term Loan Borrowing”).
SECTION 1.03        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04        Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments or any other Indebtedness under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding anything to the contrary herein, only those leases (assuming for purposes hereof that such leases were in existence on December 31, 2018) that would have constituted capital leases or financing leases in conformity with GAAP on December 31, 2018, shall be considered capital leases or financing leases hereunder, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith (other than the financial statements delivered pursuant to this Agreement; provided that all such financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect on December 31, 2018, with respect to such leases).

ARTICLE II
The Credits
SECTION 2.01        Commitments.
(a)Subject to the terms and conditions set forth herein, each Term Lender with an Initial Term Loan Commitment shall make an Initial Term Loan to the Borrower on the Closing Date in a principal amount not exceeding its Initial Term Loan Commitment.
(b)Subject to the terms and conditions set forth in Section 4.02, each Term Lender with a Delayed Draw Term Loan Commitment shall make a Delayed Draw Term Loan to the Borrower on each Delayed Draw Closing Date in the principal amount requested by the Borrower on such date; provided that (i) the amount of the Delayed Draw Term Loans requested by the Borrower at such time shall not exceed the aggregate amount of unfunded Delayed Draw Term Loan Commitments at such time; (ii) the terms of each Delayed Draw Term Loan shall be identical to the terms applicable to the Initial Term Loans; and (iii) the aggregate amount of Delayed Draw Term Loans made by any Term Lender shall not exceed its Delayed Draw Term Loan Commitment. The Delayed Draw Term Loans may be drawn in up to three (3) separate drawings, in each case in a minimum amount of $25,000,000 and on any Delayed Draw Closing Date on or before the Delayed Draw Term Loan Commitment Expiration Date.
(c)Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
SECTION 2.02        Loans and Borrowings.
(a)Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)[Reserved].
(c)Subject to Section 2.14, each Loan shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(d)At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 6 Eurocurrency Borrowings outstanding.
(e)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.
(f)No portion of the Loans will be funded or held by any Lender with “plan assets” as such term is defined by Section 3(42) of ERISA unless such Lender relies on a prohibited transaction exemption, all of the conditions of which are satisfied.
SECTION 2.03        Requests for Borrowings. To request a Borrowing of Term Loans, the Borrower shall notify the Administrative Agent of such request in writing by delivery to Administrative Agent of an executed Borrowing Request: (a) in the case of the Initial Term Loans, (i) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing and (b) in the case of any Delayed Draw Term Loans, not later than 12:00 noon, New York City time, fifteen (15) Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:the Class of Term Loans being requested;
(ii)the aggregate amount of such Borrowing;
(iii)the date of such Borrowing, which shall be a Business Day;
(iv)whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(v)in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04        [Reserved].
SECTION 2.05        Reserved].
SECTION 2.06        Funding of Borrowings.

(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time to the Administrative Agent’s Account. Upon receipt of all requested funds, the Administrative Agent will make such Loans available to the Borrower by wiring the amounts so received, in like funds, to an account of the Borrower as designated in the applicable Borrowing Request.
(b)Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may (but shall be under no obligation to), in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, the applicable rate shall be determined as specified in clause (y) above, or (ii) in the case of the Borrower, the interest rate applicable to ABR Term Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.07        Interest Elections.
(a)Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to (i) convert any ABR Borrowing or any Eurocurrency Borrowing to a Borrowing of a different Type, (ii) continue any Borrowing and (iii) in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing by delivery to Administrative Agent of an executed Interest Election Request by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of Term Loans of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.
(c)Each Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If an Interest Election Request with respect to a Eurocurrency Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.08        Termination and Reduction of Commitments.
(a)Unless previously terminated, the Initial Term Loan Commitments of each Term Lender shall terminate and be automatically and permanently reduced to $0 upon the funding of the Initial Term Loans.
(b)Unless previously terminated, the Delayed Draw Term Loan Commitments of each Term Lender shall be automatically and permanently reduced (i) by the amount of the funding of the Delayed Draw Term Loans to be made by such Term Lender on the applicable Delayed Draw Closing Date and (ii) to $0 upon the Delayed Draw Term Loan Commitment Expiration Date.
(c)The Borrower may, upon notice from the Borrower to the Administrative Agent, voluntarily terminate or from time to time permanently reduce the Delayed Draw Term Loan Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof. From and after such date of termination, the Lenders shall have no obligation whatsoever to extend any Delayed Draw Term Loans in the amount of such permanent reduction of the Delayed Draw Term Loan Commitments.
SECTION 2.09        Repayment of Loans; Evidence of Debt.
(a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.
(e)Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by such Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee and its registered assigns.
SECTION 2.10        Amortization of Term Loans.
(a)To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.
(b)[Reserved].
(c)Prior to any repayment of any Term Loan Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent in writing of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.

Repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amount repaid.
SECTION 2.11        Prepayment of Loans.
(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.
(b)In the event that all or any portion of the Loans is repaid or prepaid for any reason (including as a result of any mandatory prepayments under clause (a) or (e) of the definition of “Prepayment Event”, voluntary prepayments, mandatory assignments of Loans due to Section 10.02(c) or payments made following acceleration of the Loans or after an Event of Default) (each such event, a “Premium Event”), such repayments or prepayments will be made together with a premium, (i) if made on or prior to February 2, 2022 (the period from the Closing Date through and including such date, the “No-Call Period”), in an amount equal to the Make Whole Amount with respect to the aggregate principal amount of the Loans subject to such repayment or prepayment, (ii) if made after February 2, 2022 but on or prior to February 2, 2026, in an amount equal to 2.50% multiplied by the aggregate principal amount of the Loans subject to such repayment or prepayment and (iii) if made after February 2, 2026, in an amount equal to 0.00% multiplied by the aggregate principal amount of the Loans subject to such repayment or prepayment (the foregoing premiums, collectively (and including any adjustments pursuant to the following provisos), the “Prepayment Premium”). If the Term Loans are accelerated for any reason under this Agreement, the Prepayment Premium applicable thereto shall be calculated as if the date of acceleration of such Term Loans was the date of prepayment of such Term Loans. The parties hereto further acknowledge and agree that the Prepayment Premium is not intended to act as a penalty or to punish the Loan Parties for any such repayment or prepayment. Any prepayment, repayment or assignment, whether voluntary or involuntary, of the Term Loans upon the occurrence of any Premium Event shall be accompanied by all accrued interest on the principal amount prepaid or repaid, together with the Prepayment Premium, as applicable pursuant to this Section 2.11(b), if any. Without limiting the generality of the foregoing in this Section 2.11(b), and notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise (including, without limitation, as a result of any Event of Default under Section 8.01)), the Prepayment Premium, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the applicable Term Loans were prepaid as of such date and shall constitute part of the Obligations for all purposes herein. The Prepayment Premium, if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other similar means (other than, for the avoidance of doubt, any scheduled payment (including at maturity)). THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Loan Parties expressly agree that (i) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (iv) the

Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.11(b), (v) their agreement to pay the Prepayment Premium is a material inducement to the Lenders to make the Term Loans, and (vi) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such Premium Event.
(c)In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event after the Closing Date, the Borrower shall, within three Business Days after such Net Proceeds are received (and, in the case of any event described in clause (e) of the definition of the term Prepayment Event, on the date on which such Net Proceeds are received) prepay Borrowings of Loans in an aggregate amount equal to 100% of such Net Proceeds. Notwithstanding the foregoing, in the event that the application of Net Proceeds by any Foreign Subsidiary to repay the Loans as required by this clause would result in a material increased Tax liability for the Loan Parties (as reasonably determined by the Loan Parties and the Administrative Agent), such Foreign Subsidiary shall not be required to apply such Net Proceeds to prepay the Loans.
(d)[Reserved].
(e)Prior to any optional prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section.
(f)The Borrower shall notify the Administrative Agent in writing by (x) in the case of prepayment of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment and (y) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such written notice shall be irrevocable and shall specify (i) whether the prepayment is of Eurocurrency Loans or ABR Loans, (ii) the prepayment date, (iii) the principal amount of each Borrowing or portion thereof to be prepaid, (iv) in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment and (v) in the case of any optional prepayment, the selection required by clause (e) above. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
(g)In the event of any mandatory prepayment of Term Loans, such mandatory prepayment shall be applied to the Term Loans pro rata based on the aggregate principal amounts of outstanding Borrowings of each such Class. In the event of any optional prepayment of Term Loans made at a time when Term Loans of more than one Class remain, the Borrower shall select the Term Loans to be prepaid so that the aggregate amount of such prepayment is allocated among the Term Loans and each Class then outstanding based on the aggregate principal amount of outstanding Borrowings of each such Class.
(h)If at the end of any “accrual period” (as defined in Section 1272(a)(5) of the Code and the Treasury Regulations issued thereunder) ending after the fifth anniversary of the date of this Agreement, the aggregate amount of accrued and unpaid interest and any original issue discount (as defined in Section 1273(a)(1) of the Code) on the Term Loans would exceed an amount equal to the product of the issue price of the Term Loans (as defined in Sections 1273(b) and 1274(a) of the Code and the Treasury Regulations issued thereunder) multiplied by the yield to maturity, interpreted in accordance with Section 163(i) of the Code and the Treasury Regulations issued thereunder, then the Borrower shall pay on the first Interest Payment Date occurring after the fifth anniversary of the date of this Agreement and on each subsequent Interest Payment Date (or, if earlier, before the close of any “accrual period” (as defined in Section 1272(a)(5) of the Code and the Treasury Regulations issued thereunder) ending after the fifth anniversary of the date of this Agreement) a portion of the accrued and unpaid interest and any original issue discount (as defined in Section 1273(a)(1) of the Code) on the Term Loans in an amount sufficient to ensure that the Term Loans will not be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. This Section 2.11(h) shall be interpreted in a manner consistent with the intent that the Term Loans will not be an “applicable high yield discount obligation”.
SECTION 2.12        Fees.
(a)Without duplication of any other amounts payable pursuant to this Agreement, the Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately set forth in the Fee Letter.
(b)The Borrower agrees to pay to the Administrative Agent, for the ratable account of each Term Lender with a Delayed Draw Term Loan Commitment, a commitment fee (the “Delayed Draw Term Commitment Fee”) in dollars equal to 0.25% per annum times the average actual daily amount of the undrawn Delayed Draw Term Loan Commitments for the immediately preceding quarter. The Delayed Draw Term Commitment Fee shall accrue at all times from the Closing Date until the earliest (the “Commitment Fee Termination Date”) of the (a) Maturity Date, (b) Delayed Draw Term Loan Commitment Expiration Date and (c) the date on which the Delayed Draw Term Loan Commitments are permanently reduced to $0 pursuant to Section 2.08(c), and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December occurring prior to the Commitment Fee Termination Date, on the date of each Delayed Draw Term Borrowing and on the Commitment Fee Termination Date. The Delayed Draw Term Commitment Fee shall be calculated quarterly in arrears.
(c)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.
SECTION 2.13        Interest.
(a)The unpaid balance of the Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate until repayment of the Loans in full.
(b)The unpaid balance of the Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate until repayment of the Loans in full.
(c)Notwithstanding the foregoing, if any Event of Default has occurred and is continuing, all principal of or interest on any Loan and any fee or other amount payable by the

Borrower shall bear interest, after as well as before any judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount payable, 2.00% plus the Applicable Rate applicable to Loans bearing interest at the Alternate Base Rate. Notwithstanding the foregoing, this clause (c) shall apply automatically upon any Event of Default pursuant to clause (a), (b), (h) or (i) of Article VII and at the direction of the Administrative Agent or the Required Lenders upon any other Event of Default.
(d)Accrued interest on each Loan shall be payable in cash in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall promptly notify the Borrower and the relevant Lenders of each determination of an Adjusted LIBO Rate.
SECTION 2.14        Benchmark Replacement Setting .Benchmark Replacement. (i) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (B) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.
(b)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(d) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent, or if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the Adjusted LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurocurrency Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor from the then-current Benchmark is not an Availability Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
SECTION 2.15        Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender; or
(iii)subject any Recipient to any Taxes on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes otherwise indemnifiable under Section 2.17, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes);
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16        Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.17        Taxes.
(a)Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment by the Borrower or the Administrative Agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and (i) if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or the Administrative Agent shall be entitled to make such deductions or withholdings and (iii) the Borrower or the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(b)In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(c)The Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting or expanding the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f)Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding, or at a reduced rate of, withholding. If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 Business Days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(i)Without limiting the generality of the foregoing, any Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(A)    in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;
(B)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN-E or W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN-E or W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C)    in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;
(D)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN-E or W-8BEN and (2) a certificate substantially in the form of Exhibit E (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
(E)    in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (g)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or
(F)    any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
(ii)Each Lender shall deliver to Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent, to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)On or before the date on which the Administrative Agent (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower two executed copies of either (a) IRS Form W-9 or (b) with respect to amounts received on its own account, IRS Form W-8ECI and with respect to amounts received on account of any Lender, IRS Form W-8IMY certifying that it is a U.S. branch that has agreed to be treated as a U.S. Person for U.S. federal tax purposes or a qualified intermediary that has agreed to assume primary withholding obligations for Chapter 3 and Chapter 4 of the Code with respect to payments received by it from the Borrower in its capacity as Administrative Agent, as applicable.
(g)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such indemnifying party, upon the request of such indemnified party, agrees to repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing contained in this Section 2.17(g) shall require any indemnified party to make available its Tax returns or any other information relating to its Taxes that it deems confidential to the indemnifying party or any other Person.
SECTION 2.18        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise), on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made by wire transfer to the Administrative Agent’s Account, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments (including prepayments) to be made by the Borrower hereunder and under each other Loan Document, whether on account of principal, interest, fees or otherwise shall be made in dollars.

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment hereunder is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall be under no obligation to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment due to the Administrative Agent, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), 2.18(d) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19        Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee selected by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective; provided, that, such assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, the tax forms required by Section 2.17(f) and all other documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the PATRIOT Act.
SECTION 2.20        Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)The commitment fees pursuant to Section 2.12(b) shall cease to accrue on the unfunded portion of the Delayed Draw Term Loan Commitments of such Defaulting Lender.
(b)Any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Delayed Draw Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iv) fourth, pro rata to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of all Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.
(c)No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, consent or any other action the Lenders or the Required Lenders have taken or may take hereunder; provided that any waiver, amendment or modification requiring the consent of all Lenders or each directly affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.
ARTICLE III
Representations and Warranties
The Borrower represents and warrants to the Lenders that:
SECTION 3.01        Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is recognized) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02        Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action. This Agreement and all other Loan Documents have been duly executed and delivered by the Borrower and each Loan Party party thereto and constitute a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03        Governmental Approvals; No Conflicts. The Transactions and the other transactions contemplated hereby (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) consents, approvals, registrations, filings or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Applicable Law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens created under the Loan Documents and Liens permitted by Section 6.02, and (e) do not require any acknowledgement, agreement or consent under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or their assets, except for such acknowledgements, agreements and consents as have been obtained or made and are in full force and effect, and such acknowledgements, agreements or consents the failure of which to obtain could not reasonably be expected to result in a Material Adverse Effect. Schedule 3.03 sets forth for the Borrower and each Subsidiary Loan Party a description of each license from a Governmental Authority which is material to the conduct of the business of such Loan Party as of the Closing Date.
SECTION 3.04        Financial Condition; No Material Adverse Change.
(a)The Borrower has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal years ended December 31, 2018 and December 31, 2019, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter ended September 30, 2020, in each case certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)The Borrower has heretofore furnished to the Administrative Agent a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements were delivered under Section 3.04(a), prepared after giving effect to the Transactions and the other transactions contemplated hereby to be consummated on the Closing Date as if the Transactions and such other transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements).
(c)Except as disclosed in the financial statements referred to above or the notes thereto, and except for the Disclosed Matters and except for liabilities arising as a result of the Transactions, after giving effect to the Transactions, none of the Borrower or the Subsidiaries has, as of the Closing Date, any contingent liabilities that would be material to the Borrower and the Subsidiaries, taken as a whole.

(d)Since September 30, 2020, there has been no event, change or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.05        Properties.
(a)Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), free and clear of all Liens except for Permitted Encumbrances and as permitted under Section 6.02, except where the failure to have such title or other property interests described above would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other Intellectual Property used or held for use in its business, and the use thereof by the Borrower and its Subsidiaries and the conduct of its and their businesses does not and has not infringed upon the rights of any other Person, except to the extent any such failure to own or license, and for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Borrower, threatened which would have a Material Adverse Effect. Borrower and its Subsidiaries have taken all necessary and otherwise commercially reasonable measures to protect the confidentiality of all trade secrets included in the Collateral. No material trade secrets have been disclosed by Borrower or its Subsidiaries to any Person other than pursuant to a written agreement restricting the disclosure and use thereof. To the knowledge of Borrower, no current or former employee, contractor or consultant of Borrower or its Subsidiaries has any right, title or interest in or to any Intellectual Property that is included in the Collateral. To the knowledge of Borrower, all Persons (including any current or former employees, contractors or consultants) who have developed, created, conceived or reduced to practice any material Intellectual Property in the Collateral for Borrower or any of its Subsidiaries have assigned all right, title and interest in and to all such Intellectual Property to Borrower or one of its Subsidiaries pursuant to a valid and enforceable written contract or by operation of law.
(c)Schedule 3.05 sets forth the address of each real property that is owned, leased, subleased, licensed or otherwise used or occupied pursuant to a binding agreement by the Borrower or any of its Subsidiaries as of the Closing Date after giving effect to the Transactions.
SECTION 3.06        Litigation and Environmental Matters.
(a)There are no actions, suits, claims or proceedings at law, in equity, in arbitration or by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or against any of its or their property or revenue (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.
(b)Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, have not resulted in, or could not reasonably be expected to result in, a Material Adverse Effect, none of the Borrower or any of its Subsidiaries (i) is failing, or has failed, to comply with any Environmental Law or to obtain, maintain or comply with any permit, license, registration, certification or other approval required under any Environmental Law, (ii) has incurred, assumed, provided an indemnity with respect to, or otherwise become subject to any Environmental Liability, (iii) has received any Environmental Notice, or any report or other information regarding any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(c)Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, have not resulted in, or could not reasonably be expected to result in, a Material Adverse Effect, none of the Borrower or any of its Subsidiaries has treated, stored, released, discharged, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, sold, distributed, or exposed any Person to, or owned, leased or operated any property or facility which is or has been contaminated by, any Hazardous Materials, in each case so as to give rise to any current or future Environmental Liability.
(d)Neither the Borrower nor any Subsidiary is undertaking or is obligated to undertake, either individually or together with other potentially responsible parties, any investigation, remediation, or response action relating to any actual or threatened Release of Hazardous Materials at any site or location, except as has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.
(e)[Reserved].
(f)Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
(g)No Borrower or Subsidiary Loan Party is in default with respect to any order, injunction or judgment of any Governmental Authority, except for such defaults which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.07        Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws (including Environmental Laws), regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
SECTION 3.08        Investment Company Status. None of the Borrower or any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09        Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, there is no pending audit of the Borrower or any Subsidiary Loan Party with any federal, state, local or foreign tax authority, except as could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10        ERISA.
(a)No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of the Financial Accounting Standards Board Accounting Standards Codification Topic No. 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans. As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Loan Parties and any ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, does not exceed $5,000,000. The Borrower does not hold “plan assets” as such term is defined by Section 3(42) of ERISA.
(b)Neither the Borrower nor any of its Subsidiaries has or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 of the United Kingdom) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993 of the United Kingdom) or any other defined benefit or final salary pension scheme in any jurisdiction other than the United States (or any state, commonwealth or political sub-division thereof).
(c)Neither the Borrower nor any of its Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004 of the United Kingdom or any substantially equivalent provision in any other jurisdiction in which a Foreign Subsidiary is incorporated or organized) such an employer.
SECTION 3.11        Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were prepared.
SECTION 3.12        Subsidiaries.Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in each Subsidiary of the Borrower and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.
SECTION 3.13        Insurance. Schedule 3.13 sets forth a description of all material insurance policies maintained by or on behalf of the Borrower and the Subsidiaries as of the Closing Date. As of the Closing Date, all premiums due in respect of such insurance have been paid. The insurance coverage of the Loan Parties complies with the requirements of Section 5.07.

SECTION 3.14        Labor Matters.Neither Borrower nor any Subsidiary is party to or bound by any collective bargaining or similar labor agreement. Except as could not reasonably be expected to have a Material Adverse Effect, as of the Closing Date, (i) there are no strikes, lockouts, slowdowns or other labor disputes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened; (ii) there are no representation proceedings pending or, to the knowledge of Borrower, threatened to be filed with the National Labor Relations Board, and (iii) no labor organization or group of employees of Borrower or any Subsidiary has made a pending demand for recognition. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary except for those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining or similar labor agreement to which the Borrower or any Subsidiary is bound.
SECTION 3.15        Solvency.(x) Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan made on the Closing Date and after giving effect to the application of the proceeds of such Loans and (y) immediately following the making of the Delayed Draw Term Loans and giving effect to the application of the proceeds of such Loans, each of (i) the Borrower and (ii) the Borrower and its Subsidiaries, taken as a whole, are Solvent.
SECTION 3.16        Senior Indebtedness.. The Obligations constitute “Senior Debt”, however defined, under the terms of any Indebtedness that is subordinated in right of payment to the Obligations.
SECTION 3.17        Security Documents.
(a)The Security Documents create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable, and, together with all filings and other actions necessary or desirable to create, perfect and protect the Liens in the Collateral of the Collateral Agent, perfected Lien in the Collateral with the priority specified in the ABL/Term Intercreditor Agreement, securing the payment of the Obligations, subject only to Liens permitted by Section 6.02.
(b)Each Mortgage, upon execution and delivery thereof by the parties thereto, is effective to create, subject to the exceptions listed in each title insurance policy covering such Mortgage, in favor of and reasonably satisfactory to the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the appropriate offices, the Lien created by each Mortgage shall constitute a perfected Lien on all right, title and interest of the applicable mortgagor in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens permitted by Section 6.02 and subject to the ABL/Term Loan Intercreditor Agreement.
SECTION 3.18        Federal Reserve Regulations.
(a)None of the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation U or Regulation X.
SECTION 3.19        Anti-Corruption Laws and Sanctions.
(a)The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
(b)The representations and warranties given in paragraph (a) above shall only be made or deemed to be made by and apply to the Borrower, its Subsidiaries and their respective directors, officers, employees and agents to the extent that the giving of and complying with or receiving of such representations and warranties do not result in a violation of or conflict with or do not expose the Borrower, its Subsidiaries and their respective directors, officers, employees and agents to any liability under section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, “AWV”) (in conjunction with sections 4, 19 paragraph 3 no. 1a of the German Foreign Trade Act (Außenwirtschaftsgesetz) and section 81 paragraph 1 no. 1 AWV), any provision of Council Regulation (EC) 2271/96 and Commission Delegated Regulation (EC) No 2018/1100, any provision of The Protecting Against the effects of the Extraterritorial Application of Third Country Legislation (Amendment) (EU Exit) Regulations 2019 of the United Kingdom and/or any similar anti-boycott laws or regulations.
SECTION 3.20        Material Contracts. Schedule 3.20 hereto sets forth for the Borrower and each Subsidiary Loan Party, as of the Closing Date, a list of all of the material contracts and agreements to which such Loan Party is a party, including all Specified Vendor Receivables Financing Documents (other than agreements disclosed to the Administrative Agent pursuant to Section 5.01(g), agreements relating to Indebtedness described on Schedule 6.01, real property leases identified on Schedule 2.03 to the Perfection Certificate delivered to the Administrative Agent on the Closing Date, and licenses identified on Schedule 4.04 to the Perfection Certificate delivered to the Administrative Agent on the Closing Date).
SECTION 3.21        EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
SECTION 3.22        Beneficial Ownership Certification. As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification (if any) provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.23        Centre of Main Interests and Establishments. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), each Foreign Subsidiary incorporated or organised in the United Kingdom or any member state of the European Union has its centre of main interest (as that term is used in Article 3(1) of the Regulation) situated in its jurisdiction of incorporation or organisation and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.
ARTICLE IV
Conditions
SECTION 4.01        Closing Date. The obligations of the Lenders to make Initial Term Loans hereunder is subject to the satisfaction of the following conditions:The Administrative Agent shall have received each of the following documents, in form and substance reasonably satisfactory to the Administrative Agent, executed by the respective parties thereto:
(i)this Agreement;
(ii)a Borrowing Request in accordance with the requirements hereof;
(iii)an Initial Term Loan Note in favor of each Lender that has requested an Initial Term Loan Note;
(iv)the Guarantee and Collateral Agreement; and
(v)each other Security Document required by the Collateral and Guarantee Requirement, including proper financing statements (Form UCC-1 or the equivalent) for filing under the Uniform Commercial Code or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Guarantee and Collateral Agreement.
(b)The Agents shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of:
(i)in respect of the capacity and authority of the Loan Parties incorporated or organized in New York and Delaware and the enforceability of the Loan Documents governed by U.S. federal law or the laws of the State of New York, Jones Day;
(ii)in respect of the capacity and authority of each Loan Party incorporated in Canada and the enforceability of the Security Documents governed by Canadian law, of Wildeboer Dellelce LLP;
(iii)in respect of the capacity and authority of each Loan Party incorporated in Germany, Jones Day; and
(iv)in respect of the capacity and authority of each Loan Party incorporated in Mexico, Jones Day;
in each case in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(c)The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, including resolutions or other corporate or limited liability company action and incumbency certificates evidencing the identity, authority and capacity of each officer authorized to execute this Agreement and the other Loan Documents to which such Loan Parties are party, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(d)The Administrative Agent (or its counsel) shall have received the ABL/Term Loan Intercreditor Agreement, executed and delivered by the Borrower, the other Loan Parties as of the Closing Date, the Collateral Agent and the ABL Agent.
(e)The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any Loan Document.
(f)The Administrative Agent shall have received the results of a recent lien search where the Loan Parties are organized or incorporated and where assets of the Loan Parties are located, and such searches shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or liens for which satisfactory arrangements for the termination thereof have been made pursuant to UCC-3 financing statements, PPSA financing charge statements or other release documentation reasonably satisfactory to the Administrative Agent.
(g)The Collateral and Guarantee Requirement shall have been satisfied, and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby.
(h)The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect, together with certificates and endorsements (i) naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder and (ii) providing for 30 days’ notice of cancellation (or 10 days for non-payment) to the Collateral Agent, in each case, to the extent required by Section 5.07.
(i)After giving effect to the Transactions as of the Closing Date, none of the Borrower or any of its Subsidiaries shall have outstanding Indebtedness for borrowed money other than (i) Indebtedness incurred under this Agreement, (ii) Indebtedness incurred and outstanding under the ABL Credit Agreement and (iii) Indebtedness incurred and outstanding in compliance with Section 6.01 of this Agreement.
(j)The Lenders shall have received the financial statements referred to in Section 3.04(a) and (b).
(k)The Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to the Administrative Agent, dated the Closing Date and signed by the chief financial officer of each of the Borrower, certifying that its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent.

(l)The Administrative Agent and the Lenders shall have received (i) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ii) solely to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.
(m)Since September 30, 2020, there has been no event, change or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
(n)An amendment to the ABL Credit Agreement shall be (or shall be substantially simultaneously with the initial funding of the Initial Term Loan on the Closing Date) effective.
(o)The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or in all respects if qualified as to materiality) on and as of the Closing Date.
(p)No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the Loans requested to be made on such date.
(q)No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party or their respective Subsidiaries, threatened, that calls into question the validity or enforceability of this Agreement and the extensions of credit to be made hereunder.
(r)All governmental approvals and consents and approvals of, or notices to, any other Person required in connection with the Transactions, the continuing operations of the Loan Parties and their respective Subsidiaries, the operations of the Loan Parties and their respective Subsidiaries and the other transactions contemplated hereby shall have been obtained and be in full force and effect (including shareholder approvals, landlords’ consents and other consents).
(s)The Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to the Administrative Agent, certifying to the satisfaction of the conditions in Section 4.01(m), (o), (p), (q) and (r).
(t)In respect of C.P. Witter Limited whose shares are the subject of Liens granted under the Security Documents governed by English law (the “Charged Company”), a certificate of an authorised signatory of the Charged Company certifying that (i) the Borrower and each of its Subsidiaries has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 of the United Kingdom from the Charged Company; and (ii) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006 of the United Kingdom) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006 of the United Kingdom) of the Charged Company which is certified by an authorised signatory of the Charged Company to be correct, complete and not amended or superseded as at a date no earlier than the Closing Date.
SECTION 4.02        Delayed Draw Closing Date. The obligations of the Lenders to make Delayed Draw Term Loans hereunder on any Delayed Draw Closing Date is subject to the satisfaction (or waiver in accordance with the terms of this Agreement) of the following conditions:

(a)The Administrative Agent shall have received a Borrowing Request in accordance with the requirements hereof, in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower.
(b)The Administrative Agent shall have received a Delayed Draw Term Loan Note in favor of each Lender that has requested an Delayed Draw Term Loan Note, in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower.
(c)Since the Closing Date, there has been no event, change or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
(d)The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or in all respects if qualified as to materiality) on and as of such Delayed Draw Closing Date unless such representation or warranty relates to an earlier date, in which case they are true and correct in all material respects (or in all respects if qualified as to materiality) as of such earlier date.
(e)No Default or Event of Default shall have occurred and be continuing on such Delayed Draw Closing Date or after giving effect to the Loans requested to be made on such date.
(f)The use of proceeds of the Delayed Draw Term Loans shall comply with Sections 5.11 and 6.14 in all respects.
ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and other Obligations shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01        Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet, income statement and statement of cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (except for any such qualification or exception resulting from the current maturity of Loans hereunder) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood that the obligation to furnish the foregoing to the Administrative Agent and the Lenders shall be deemed to be satisfied in respect of any fiscal year of the Borrower by the filing of the Borrower’s annual report on Form 10-K for such fiscal year with the Commission to the extent the foregoing are included therein);

(b)within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower, its consolidated balance sheet, income statement and statement of cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the obligation to furnish the foregoing to the Administrative Agent and the Lenders shall be deemed to be satisfied in respect of any fiscal quarter of the Borrower by the filing of the Borrower’s quarterly report on Form 10-Q for such fiscal quarter with the Commission to the extent the foregoing are included therein);
(c)within 30 days after the end of each calendar month of each fiscal year of the Borrower (other than any calendar month ending on the same date as a fiscal quarter end), its consolidated balance sheet, income statement, statement of cash flows and their respective results of operations during such calendar month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(d)within 90 days after the end of each fiscal year of the Borrower (but in any event no later than two Business Days after any delivery of financial statements under clause (a) above), or within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (but in any event no later than two Business Days after any delivery of financial statements under clause (b) above), a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iii) identifying all Subsidiaries existing on the date of such certificate and indicating, for each such Subsidiary, whether such Subsidiary is a Subsidiary Loan Party and/or a Foreign Subsidiary and whether such Subsidiary was formed or acquired since the end of the previous fiscal quarter;
(e)within 90 days after the end of each fiscal year of the Borrower, (i) a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines), and (ii) a certificate of a Financial Officer of the Borrower (w) identifying any parcels of real property or improvements thereto with a fair market value exceeding $2,000,000 to the extent not previously identified to the Administrative Agent as such in the Perfection Certificate or pursuant to a certificate delivered pursuant to this clause (e)(ii), (x) identifying any changes of the type described in Section 5.03(a) that have not been previously reported by the Borrower, (y) identifying any Intellectual Property (as defined in the Guarantee and Collateral Agreement) with respect to which a notice is required to be delivered under the Guarantee and Collateral

Agreement and has not been previously delivered, and (z) identifying any Prepayment Events that have occurred since the end of the previous fiscal year and setting forth a reasonably detailed calculation of the Net Proceeds received from Prepayment Events since the end of such previous fiscal year;
(f)no later than February 15 of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2021), a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any material revisions of such budget that have been approved by senior management of the Borrower;
(g)promptly after the same become publicly available, copies of all reports or communications sent to the stockholders of the Borrower and periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Commission or with any national securities exchange, as the case may be (it being understood that the obligation to furnish the foregoing to the Administrative Agent and the Lenders shall be deemed to be satisfied to the extent the foregoing are filed with the Commission);
(h)promptly upon the Borrower’s receipt thereof, (A) copies of all material compliance reports filed and material correspondence regarding any active or pending investigation or enforcement action concerning the Borrower or any Subsidiary with any state, federal, local or foreign regulatory agency or other Governmental Authority and (B) all material correspondence, if any, alleging violation of or requesting compliance by the Borrower or any Subsidiary with laws, regulations, or any other Applicable Laws (including Environmental Laws), or material requests for information pursuant to interstate commerce laws, antitrust laws, securities laws, worker safety laws (OSHA), or any other Applicable Laws (including Environmental Laws);
(i)promptly after the sending or receiving thereof, (x) copies of any proposed waiver, consent, or amendment concerning any of the ABL Loan Documents or the Convertible Notes and (y) copies of any notices of default, notice of cash dominion, reservation of rights or similar communications concerning any of the ABL Loan Documents or the Convertible Notes;
(j)promptly upon the effectiveness thereof, (A) a description of each license from a Governmental Authority which becomes effective after the Closing Date and is material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and (B) a description of each material contract or agreement to which the Borrower or any Subsidiary Loan Party is a party, including each Specified Vendor Receivables Financing Document (other than contracts and agreements disclosed to the Administrative Agent pursuant to Section 5.01(g), agreements described on Schedule 3.20 or Schedule 6.01, and without duplication of real property leases identified on Schedule 2.03 to the Perfection Certificate most recently delivered to the Administrative Agent and licenses identified on Schedule 4.04 to the Perfection Certificate most recently delivered to the Administrative Agent);
(k)upon the request of the Administrative Agent, within 10 days after the delivery of the financial statements required pursuant to Section 5.01(b) or (c), a telephonic meeting with the Administrative Agent and Lenders, in each case, at such time and place as may be mutually agreed to by the Borrower and the Required Lenders; and

(l)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
The Borrower represents and warrants that it and any of its Subsidiaries either (i) has no registered or publicly traded securities outstanding or (ii) files its financial statements with the Commission and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (x) authorizes the Administrative Agent to make the financial statements to be provided under Section 5.01(a) and (b) above, along with the Loan Documents, available to all Lenders and (y) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities.  The Borrower will not request that any other material be posted to all Lenders without expressly representing and warranting to the Administrative Agent in writing that (A) such materials do not constitute material non-public information within the meaning of the federal securities laws (“MNPI”) or (B) (i) the Borrower and its Subsidiaries have no outstanding publicly traded securities, including 144A securities, and (ii) if at any time the Borrower or any of its Subsidiaries issues publicly traded securities, including 144A securities, then the Borrower will, upon the issuance of such securities, make such materials that do constitute MNPI at the time of issuance of such securities publicly available by press release or public filing with the Commission.
SECTION 5.02        Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:the occurrence of any Default or Event of Default;
(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence of any ERISA Event or any material increase in the rate of contributions required to be paid by law to an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993 of the United Kingdom) or other funding or similar event in respect of a defined benefit or final salary pension scheme established outside the United States or the United Kingdom (or any state, commonwealth or political sub-division thereof) that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000;
(d)any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract;
(e)any default under or termination of a Material Agreement;
(f)[reserved];
(g)the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect;
(h)any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect;

(i)(i) any actual or threatened Release by Borrower or any Subsidiary or with respect to any property or facility owned, leased or occupied by Borrower or any Subsidiary; (ii) receipt of any Environmental Notice; (iii) obtaining knowledge of the existence of any condition that could reasonably be expected to result in violation of any Environmental Law or Environmental Liability, or (iv) the filing of any Lien to secure any Environmental Liabilities of any Loan Party in each case of clause (i), (ii), (iii) or (iv) where the expected remedial costs or liability is reasonably expected to exceed $2,500,000;
(j)the discharge of or any withdrawal or resignation by the Borrower’s independent accountants;
(k)not later than two Business Days after the occurrence thereof, the occurrence of any default, event of default or cash dominion event under the ABL Credit Agreement or Convertible Notes; and
(l)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03        Information Regarding Collateral.
(a)The Borrower will furnish to the Administrative Agent prompt (but in any event within no more than fifteen (15) Business Days following such occurrence) written notice of any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office or (iii) in any Loan Party’s jurisdiction of organization. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless written notice has been delivered to the Collateral Agent, together with all applicable information, to enable the Administrative Agent to make all filings under the Uniform Commercial Code, PPSA or otherwise that are required in order for the Collateral Agent (on behalf of the Secured Parties) to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.
(b)Each year, within 90 days after the end of each fiscal year of the Borrower, the Borrower (on behalf of itself and the other Loan Parties) shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower (i) setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable), PPSA financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04        Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names the loss of which would have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or disposition permitted under Section 6.05.
SECTION 5.05        Payment of Obligations. The Borrower will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except (a) those being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) to the extent the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06        Maintenance of Properties. The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of their business, taken as a whole, in good working order and condition, ordinary wear and tear excepted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or disposition permitted under Section 6.05.
SECTION 5.07        Insurance. The Borrower will, and will cause each of the Subsidiaries to, maintain insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Such insurance shall be maintained with financially sound and reputable insurance companies. In addition, the Borrower will, and will cause each of its Subsidiaries to, maintain all insurance required to be maintained pursuant to the Security Documents. With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under Applicable Law, including Regulation H of the Board of Governors. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. All insurance policies or certificates (or certified copies thereof) with respect to such insurance shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Lenders (including by (i) naming the Collateral Agent as lender loss payee or additional insured, as appropriate, and (ii) providing for 30 days’ notice of cancellation (or 10 days for non-payment) to the Collateral Agent).
SECTION 5.08        Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of casualty or other insured damage to any material portion of any Collateral having a book value or fair market value of $1,000,000 or more or the commencement of any action or proceeding for the taking of any Collateral having a book value or fair market value of $1,000,000 or more or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.

SECTION 5.09        Books and Records; Cooperation; Inspection and Audit Rights.
(a)The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.
(b)The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, from time to time upon reasonable (and in any event at least one (1) Business Day’s) prior notice, at the sole expense of the Borrower, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to examine and make extracts from its books and records, to conduct audits or examinations and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person with the Administrative Agent and the Lenders. Notwithstanding the foregoing, no Loan Party or Subsidiary shall be required to disclose or permit the inspection of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, the Lenders or their representatives is prohibited by Applicable Law or any binding agreement entered into prior to and not in contemplation of such request for disclosure or (iii) that is the subject of attorney-client privilege or similar privilege or that constitutes attorney work product.
SECTION 5.10        Compliance with Laws.
(a)The Borrower will, and will cause each of the Subsidiaries to, comply with all laws (including Environmental Laws), rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.The covenants given in paragraph (a) above shall only be made or deemed to be made by and apply to the Borrower, its Subsidiaries and their respective directors, officers, employees and agents to the extent that the giving of and complying with or receiving of such representations and warranties do not result in a violation of or conflict with or do not expose the Borrower, its Subsidiaries and their respective directors, officers, employees and agents to any liability under section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, “AWV”) (in conjunction with sections 4, 19 paragraph 3 no. 1a of the German Foreign Trade Act (Außenwirtschaftsgesetz) and section 81 paragraph 1 no. 1 AWV), any provision of Council Regulation (EC) 2271/96 and Commission Delegated Regulation (EC) No 2018/1100, any provision of The Protecting Against the effects of the Extraterritorial Application of Third Country Legislation (Amendment) (EU Exit) Regulations 2019 of the United Kingdom and/or any similar anti-boycott laws or regulations.
SECTION 5.11        Use of Proceeds.The Borrower will use the proceeds of the Initial Term Loans on the Closing Date solely (i) to consummate the Transactions, (ii) to pay the fees and expenses in connection with the Transactions and (iii) for general corporate purposes. The Borrower will use the proceeds of the Delayed Draw Term Loans solely for any Permitted Delayed Draw Term Loan Usage. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, Regulation U and Regulation X.

SECTION 5.12        Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Closing Date (or becomes a Subsidiary Loan Party), the Borrower will, within five Business Days after such Subsidiary is formed or acquired (or becomes a Subsidiary Loan Party), notify the Administrative Agent and the Lenders thereof and, within 30 days (or such longer period as may be agreed to by the Administrative Agent) after such Subsidiary is formed or acquired (or becomes a Subsidiary Loan Party), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if applicable), including with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.
SECTION 5.13        Further Assurances. The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, landlord waivers and other documents), which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
(b)If any assets (including any real property or improvements thereto or any interest therein) having a book value or fair market value of $1,000,000 or more in the aggregate are acquired by the Borrower or any Subsidiary Loan Party after the Closing Date or through the acquisition of a Subsidiary Loan Party under Section 5.12 or through the conversion of a Subsidiary into a Subsidiary Loan Party under Section 5.12 (other than, in each case, assets constituting Collateral under the Guarantee and Collateral Agreement that become subject to the Lien of the Guarantee and Collateral Agreement upon acquisition thereof), the Borrower or, if applicable, the relevant Subsidiary Loan Party will notify the Administrative Agent and the Lenders thereof, and, if reasonably requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.
(c)The Borrower will, and will cause each Subsidiary Loan Party to, deposit the proceeds of any Term Priority Collateral in a Term Collateral Proceeds Account at any time (i) immediately and with no further action or notice required by any Person after the occurrence and during the continuance of an Event of Default under clauses (a), (h) or (i) of Article VII and (ii) after the occurrence and during the continuance of any other Event of Default after the Administrative Agent provides written notice to the Borrower to so deposit such proceeds.

SECTION 5.14        Environmental Matters. Except, in each case, where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower will, and will cause its Subsidiaries to: (a) comply with all applicable Environmental Laws; (b) obtain and renew all necessary permits, registrations, approvals, certificates, licenses and other authorizations required under Environmental Laws for its operations and owned, leased or operated properties and remain in compliance therewith; and (c) conduct any investigation, remediation or other response action necessary to address any Release or threatened Release of Hazardous Materials at any of its owned, leased or operated properties, to the extent required by, and in accordance with, applicable Environmental Laws or any binding request of a Governmental Authority. With respect to any event described in (a)-(c) above or if an Event of Default has occurred and is continuing, Administrative Agent and its representatives shall have the right, but not the obligation or duty, upon reasonable notice to enter the applicable real property at reasonable times for the purposes of observing the applicable real property. Such access shall include, at the reasonable request of Administrative Agent, access to relevant documents and employees of Borrower and/or each relevant Subsidiary, to the extent necessary to obtain non-privileged material information related to the event at issue. If an Event of Default has occurred and is continuing, Borrower and/or each relevant Subsidiary shall conduct such tests and investigations on the affected real properties or relevant portion thereof, as reasonably requested in writing by Administrative Agent, including the preparation of a Phase I report or such other sampling or analysis as reasonably determined to be necessary under the circumstances by a qualified environmental consultant. If an Event of Default has occurred and is continuing, and if Borrower and/or the relevant Subsidiary does not undertake such tests and investigations in a reasonably timely manner following the written request of Administrative Agent, Administrative Agent may hire an independent environmental consultant, at the Loan Parties’ expense, to conduct such tests and investigations.
SECTION 5.15        Post-Closing Obligations. The Borrower shall execute and deliver the documents and complete the tasks set forth on Schedule 5.15, in each case within the time limits specified therein (or such longer period as agreed by the Administrative Agent in its sole discretion).
SECTION 5.16        Centre of Main Interests and Establishments. For the purposes of the Regulation, each Foreign Subsidiary incorporated or organized in the United Kingdom or any member state of the European Union shall maintain its centre of main interest (as that term is used in Article 3(1) of the Regulation) in its jurisdiction of incorporation or organization and shall not have any “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.
ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other Obligations have been paid in full, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01        Indebtedness; Certain Equity Securities.
(a)The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(i)Indebtedness created under the Loan Documents;
(ii)[reserved];

(iii)(A) Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and (B) any Permitted Refinancing Indebtedness with respect to such Indebtedness;
(iv)any Specified Vendor Receivables Financings in existence on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof;
(v)Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Loan Party or any Subsidiary Loan Party for which the Collateral and Guarantee Requirement has not been satisfied to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04;
(vi)Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party or any Subsidiary Loan Party for which the Collateral and Guarantee Requirement has not been satisfied shall be subject to Section 6.04;
(vii)Indebtedness arising pursuant to the Permitted Sale and Leaseback Transaction in an aggregate amount not to exceed $6,000,000 at any time outstanding;
(viii)Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (A) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (viii) after the Closing Date shall not exceed $10,000,000 at any time outstanding;
(ix)Indebtedness arising in connection with any retention of title arrangements (verlängerter Eigentumsvorbehalt) made in the ordinary course of business;
(x)Indebtedness arising under a declaration of joint and several liability used for the purpose of section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code);
(xi)Indebtedness of the Borrower or any Subsidiary in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds and completion guarantees provided by the Borrower and the Subsidiaries in the ordinary course of their business;
(xii)(A) Indebtedness arising pursuant to the ABN AMRO Factoring Agreement and any other financings incurred by Foreign Subsidiaries in respect of accounts receivable and/or inventory and/or other current assets in an aggregate amount not exceeding $25,000,000 at any time outstanding and guarantees in respect thereof, and (B) Permitted Refinancing Indebtedness in respect of the foregoing;

(xiii)Indebtedness incurred by Foreign Subsidiaries that are not required to be Loan Parties in an aggregate amount not exceeding $5,000,000 at any time outstanding; provided that the Net Proceeds thereof are applied in accordance with Section 2.11(c);
(xiv)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 10 days of incurrence;
(xv)Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
(xvi)Indebtedness incurred in connection with the financing of insurance premiums in an aggregate amount at any time outstanding not to exceed the premiums owed under such policy, if applicable;
(xvii)obligations to financial institutions, in each case to the extent in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services (in an amount similar to those offered for comparable services in the financial industry) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes and other customary, obligations, including obligations under Bank Products (as defined in the ABL Credit Agreement as in effect on the date hereof) other than Hedging Agreements, of the Borrower and its Subsidiaries incurred in the ordinary course of business;
(xviii)[reserved];
(xix)payment obligations of or Guarantees by the Borrower or any Subsidiary Loan Party with respect to any Hedging Agreement permitted under Section 6.07 hereof; provided that if such Hedging Agreement is related to interest rates, (A) such Hedging Agreement shall relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (B) the notional amount of such Hedging Agreement shall not exceed the principal amount of the Indebtedness to which such Hedging Agreement relates;
(xx)Indebtedness of the Borrower or any Subsidiary Loan Party under the ABL Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $99,000,000, subject to Section 6.11, and any replacement or refinancing thereof; provided that (A) the Borrower will not, and will not permit any Subsidiary to, create, grant or permit to exist any Lien on the ABL Priority Collateral that is contractually subordinated (including pursuant to a last-out facility for Indebtedness for borrowed money) or junior in priority to the Liens on the ABL Priority Collateral securing any of the “Loans” or any other “Obligations” (each as defined in the ABL Credit Agreement), unless such Lien on the ABL Priority Collateral is also contractually subordinated or junior in priority, in the same manner and to the same extent, to the Liens on ABL Priority Collateral securing the Obligations; it being understood and agreed that this proviso shall not restrict any refinancing or replacement of the ABL Credit

Agreement being secured by a first priority lien on ABL Priority Collateral and (B) any original issue discount, upfront, closing, arrangement, commitment, agency, underwriting, or similar fees, in all cases in connection with the closing of the initial commitment or initial syndication of any replacement or refinancing of the ABL Credit Agreement shall be customary fees consistent with fees charged in asset-based revolving loans having advance rates similar to the advance rates under the ABL Loan Documents as in effect on the date hereof;
(xxi)Indebtedness of the Borrower in an amount not to exceed $15,000,000 at any time outstanding; provided that (a) such Indebtedness shall not mature prior to the date that is 91 days after the Maturity Date in effect at the time of the issuance of such Indebtedness, shall not have any principal payments due prior to such date, except upon the occurrence of a change of control or similar event (including asset sales), in each case so long as the provisions relating to change of control or similar events (including asset sales) included in the governing instrument of such Indebtedness provide that the provisions of this Agreement must be satisfied prior to the satisfaction of such provisions of such Indebtedness, and all interest payments thereunder shall be made in kind and shall not be made in cash, (b) such Indebtedness is not Guaranteed by any Subsidiary of the Borrower other than the Loan Parties (which Guarantees shall be permitted only to the extent permitted by Section 6.01(a)(vi)), (c) such Indebtedness shall not have any financial maintenance covenants, (d) such Indebtedness shall not have a definition of “Change of Control” or “Change in Control” (or any other defined term having a similar purpose) that is materially more restrictive than the definition of Change in Control set forth herein and (e) such Indebtedness is subordinated to the Obligations on terms reasonably acceptable to the Required Lenders;
(xxii)Indebtedness of the Borrower in an amount not to exceed $15,000,000 at any time outstanding; provided that (a) such Indebtedness shall not mature prior to the date that is 91 days after the Maturity Date in effect at the time of the issuance of such Indebtedness and shall not have any principal payments due prior to such date, except upon the occurrence of a change of control or similar event (including asset sales), in each case so long as the provisions relating to change of control or similar events (including asset sales) included in the governing instrument of such Indebtedness provide that the provisions of this Agreement must be satisfied prior to the satisfaction of such provisions of such Indebtedness, (b) such Indebtedness is not Guaranteed by any Subsidiary of the Borrower other than the Loan Parties (which Guarantees shall be permitted only to the extent permitted by Section 6.01(a)(vi)), (c) such Indebtedness shall not have any financial maintenance covenants, (d) such Indebtedness shall not have a definition of “Change of Control” or “Change in Control” (or any other defined term having a similar purpose) that is materially more restrictive than the definition of Change in Control set forth herein, and (e) such Indebtedness is subordinated to the Obligations on terms reasonably acceptable to the Required Lenders;
(xxiii)Indebtedness of the Borrower under the Convertible Notes outstanding on the Closing Date after giving effect to the Transactions; and
(xxiv)the PPP Loan.

(b)The Borrower will not, nor will it permit any Subsidiary to, issue Disqualified Stock.
SECTION 6.02 Liens The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:Liens created under the Loan Documents;
(b)Permitted Encumbrances;
(c)Liens in respect of Specified Vendor Receivables Financings permitted under Section 6.01(a)(iv);
(d)any Lien on any property or asset of the Borrower or any Subsidiary existing on the Closing Date and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(e)Liens securing Indebtedness permitted by Section 6.01(a)(ix);
(f)Liens on fixed or capital assets acquired, constructed or improved by, or in respect of Capital Lease Obligations of, the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (viii) of Section 6.01(a), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;
(g)[reserved];
(h)Liens in respect of sales or other financings of accounts receivable or inventory by Foreign Subsidiaries to the extent the Indebtedness is permitted by Section 6.01(a)(xii);
(i)other Liens securing liabilities not in excess of $5,000,000;
(j)Liens in respect of Indebtedness permitted by Section 6.01(a)(xiii), provided that the assets subject to such Liens are not located in the United States;
(k)Liens, rights of setoff and other similar Liens existing solely with respect to cash and Permitted Investments on deposit in one or more accounts maintained by any Lender, in each case granted in the ordinary course of business in favor of such Lender with which such accounts are maintained, securing amounts owing to such Lender with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money;
(l)licenses or sublicenses of Intellectual Property (as defined in the Guarantee and Collateral Agreement) granted by any Loan Party in the ordinary course of business, not securing any Indebtedness, and not interfering in any material respect with the ordinary conduct of business of the Borrower;
(m)the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;
(n)Liens on Collateral securing Indebtedness permitted under Section 6.01(a)(xxii) so long as such Liens rank junior in priority to the Liens securing the Obligations subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent;
(o)Liens deemed to exist in connection with investments permitted under Section 6.04 that constitute repurchase obligations and in connection with related set-off rights;
(p)Liens of a collection bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
(q)Liens of sellers of goods to the Borrower or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code in effect in the relevant jurisdiction in the ordinary course of business, covering only the goods sold and covering only the unpaid purchase price for such goods and related expenses; and
(r)Liens under the ABL Security Documents (as defined in the ABL/Term Loan Intercreditor Agreement) that are subject to the ABL/Term Loan Intercreditor Agreement.
SECTION 6.03     Fundamental Changes.
(a)The Borrower will not, nor will it permit any other Person, including any Subsidiary, to merge or amalgamate into or consolidate with any of them, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Subsidiary may merge or amalgamate into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge or amalgamate into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger or amalgamation is a Subsidiary Loan Party) is a Subsidiary Loan Party for which the Collateral and Guarantee Requirement has been satisfied, (iii) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, and (iv) notwithstanding the foregoing, any Subsidiary listed on Schedule 6.03 may liquidate or dissolve or amalgamate or be merged with or into its parent; provided that any such merger or amalgamation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or amalgamation shall not be permitted unless also permitted by Section 6.04.
(b)The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
SECTION 6.04    Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a wholly owned Subsidiary prior to such merger or amalgamation) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each, an “Investment”), except:Permitted Investments;
(b)investments existing on the Closing Date and set forth on Schedule 6.04;
(c)[reserved];
(d)investments by the Borrower and the Subsidiaries in their respective Subsidiaries that exist immediately prior to any applicable transaction; provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement to the extent required by this Agreement and (ii) no Loan Parties shall make investments in or loans or advances to Subsidiaries that are not Loan Parties in an amount at any time outstanding in excess of $5,000,000;
(e)loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Guarantee and Collateral Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (d) above;
(f)[reserved];
(g)Guarantees by the Borrower and/or any of its Subsidiaries of the Indebtedness described in Section 6.01(a)(xii);
(h)investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(i)any investments in or loans to any other Person received as noncash consideration for sales, transfers, leases and other dispositions permitted by Section 6.05;
(j)Guarantees by the Borrower and the Subsidiaries of leases entered into by any Subsidiary as lessee; provided that the amount of such Guarantees made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (d) above;
(k)extensions of credit in the nature of accounts receivable or notes receivable in the ordinary course of business;
(l)loans or advances to employees made in the ordinary course of business consistent with prudent business practice and not exceeding $50,000 in the aggregate outstanding at any one time;
(m)investments in the form of Hedging Agreements permitted under Section 6.07;
(n)[reserved];

(o)payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(p)investments of the Foreign Business in any joint venture formed pursuant to Section 6.12; and
(q)investments, loans or advances in addition to those permitted by the other clauses of this Section 6.04 not exceeding in the aggregate $1,000,000 at any time outstanding, provided that no Default exists at the time that such investment, loan or advance is made or is caused thereby;
provided, however, that notwithstanding anything to the contrary set forth herein in no event shall Borrower or any Subsidiary make an Investment of Intellectual Property that could reasonably be deemed to be material to the business of the Borrower and its Subsidiaries to any Subsidiary that has not complied with the Collateral and Guarantee Requirements.
SECTION 6.05     Asset Sales. The Borrower will not, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will it permit any Subsidiary to issue any additional Equity Interest in such Subsidiary, except:sales, transfers, leases and other dispositions of inventory, used or surplus equipment or other obsolete assets, Permitted Investments and investments referred to in Section 6.04(h) in the ordinary course of business;
(b)sales, transfers and dispositions (i) to the Borrower or another Loan Party that has complied with the Collateral and Guarantee Requirement, (ii) by a Loan Party to a Subsidiary that is not a Loan Party in the ordinary course of business provided that the book value and the fair market value (whichever is higher) of all property that is subject to such sales, transfers or dispositions to a Subsidiary that is not a Loan Party shall not exceed $5,000,000 in the aggregate and (iii) by a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;
(c)sales of accounts receivable and inventory and related assets by a Foreign Subsidiary pursuant to customary terms to the extent permitted by Section 6.01(a)(xii);
(d)the creation of Liens permitted by Section 6.02 and dispositions as a result thereof;
(e)sales of accounts receivable and related assets pursuant to the Specified Vendor Receivables Financings permitted under Section 6.01(a)(iv);
(f)(i) non-exclusive licensing and cross-licensing arrangements involving any technology or Intellectual Property rights of the Borrower or any Subsidiary in the ordinary course of business, and (ii) sales, assignments, transfers, abandonments, cancellations or lapses of Intellectual Property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or its Subsidiaries, taken as a whole, or are no longer economical to maintain in light of their respective use;
(g)Restricted Payments permitted by Section 6.08;
(h)transfers and dispositions constituting investments permitted under Section 6.04 or permitted under Section 6.03(a)(iv);

(i)(i) any Foreign Business Disposition to a joint venture in accordance with Section 6.12 or (ii) any other Foreign Business Disposition; provided that, in the case of this clause (i)(ii), (w) no Event of Default shall have occurred and be continuing, (x) all sales, transfers and other dispositions permitted by this clause (i)(ii) shall be made for fair market value, (y) all sales, transfers and other dispositions permitted by this clause (i)(ii) above shall be for 100% cash consideration, and (z) all Net Proceeds thereof shall be applied to prepay the Loans pursuant to Section 2.11(c);
(j)sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section; provided that (i) no Event of Default shall have occurred and be continuing, (ii) all sales, transfers and other dispositions permitted by this clause (j) shall be made for fair market value, (iii) all sales, transfers and other dispositions permitted by this clause (j) above shall be for 100% cash consideration, and (iv) all Net Proceeds thereof in excess of $5,000,000 in the aggregate for all such sales, transfers and other dispositions after the Closing Date shall be applied to prepay the Loans pursuant to Section 2.11(c); and
(k)the Permitted Sale and Leaseback Transaction.
provided that (x) all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b) or (h) above) shall be made for fair value and (y) notwithstanding anything to the contrary set forth herein in no event shall Borrower or any Subsidiary make a sale, transfers leases or other disposition of Intellectual Property that could reasonably be deemed to be material to the business of the Borrower and its Subsidiaries to any Subsidiary that has not complied with the Collateral and Guarantee Requirements.
SECTION 6.06     Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except with respect to the Permitted Sale and Leaseback Transaction.
SECTION 6.07     Hedging Agreements. The Borrower will not, nor will it permit any Subsidiary to, enter into any Hedging Agreement, other than (a) Hedging Agreements entered into in the ordinary course of business and which are not speculative in nature to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its assets or liabilities (including Hedging Agreements that effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise)) (it being understood that the Borrower and its Foreign Subsidiaries may enter into Hedging Agreements consisting of cross-currency swaps related to intercompany loans between the Borrower and/or its Foreign Subsidiaries), (b) Permitted Bond Hedge Transactions and (c) Permitted Warrant Transactions.
SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.
(a)The Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
(i)the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional common Equity Interests in the Borrower;

(ii)Subsidiaries may declare and pay dividends ratably with respect to their capital stock;
(iii)the Borrower may pay the premium in respect of, and may otherwise perform its obligations under, any Permitted Bond Hedge Transaction;
(iv)the Borrower may repay Convertible Notes with cash or otherwise make payments or deliveries in shares of common stock and/or cash required by the terms of, and otherwise perform its obligations under, the Convertible Notes Indenture (including, without limitation, making payments of interest and principal thereon and/or making deliveries (in shares of common stock and/or cash) due upon conversion thereof); provided that if any such payments are made in cash using internally generated cash or Excess Availability (under and as defined in the ABL Credit Agreement), the Borrower shall repay any ABL Loans used to repay any Convertible Notes within 60 days of the date of repayment with the proceeds of a Delayed Draw Term Loan; and
(v)the Transactions on the Closing Date.
(b)The Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
(i)payment of Indebtedness created under the Loan Documents;
(ii)payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of subordinated Indebtedness or any other Indebtedness subject to an intercreditor agreement prohibited by the subordination provisions thereof or such intercreditor agreement;
(iii)refinancings of Indebtedness to the extent permitted by Section 6.01;
(iv)payment or satisfaction of intercompany Indebtedness in connection with the dissolutions, liquidations and/or mergers contemplated by Section 6.03(a)(iv);
(v)payment of or in respect of (A) Indebtedness created under the ABL Loan Documents and (B) Indebtedness or obligations secured by the ABL Security Documents;
(vi)the Borrower may issue common stock on account of the termination of the guarantees made by Cequent Industria e Comercio Ltda. in connection with the Quota Purchase and Sale Agreement, dated October 29, 2013;
(vii)any repayment, prepayment or forgiveness of the PPP Loan or any interest thereon; and
(viii)the Borrower may make payments or deliveries in shares of common stock and/or cash required by the terms of, and otherwise perform its obligations under,

the Convertible Notes Indenture (including, without limitation, making payments of interest and principal thereon and/or making deliveries (in shares of common stock and/or cash) due upon conversion thereof).
(c)The Borrower will not, nor will it permit any Subsidiary to, enter into or be party to, or make any payment under, any Synthetic Purchase Agreement unless, in the case of any Synthetic Purchase Agreement related to any Equity Interests of the Borrower, the payments required to be made by the Borrower are limited to amounts permitted to be paid under Section 6.08(a).
SECTION 6.09     Transactions with Affiliates. The Borrower will not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; provided that (i) in the case of any single transaction or series of transactions with a volume in excess of $500,000, the board of directors of the Borrower shall have made a determination in good faith that such transaction or series of transactions, as applicable, is on prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (ii) in the case of any single transaction or series of transactions with a volume in excess of $1,000,000, the board of directors of the Borrower shall have engaged an independent financial advisor reasonably acceptable to the Required Lenders and such independent financial advisor shall have made a determination and delivered a customary fairness opinion stating that such transaction or series of transactions, as applicable, is on prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
(b)transactions between or among the Borrower and any other Loan Parties not involving any other Affiliate (to the extent not otherwise prohibited by other provisions of this Agreement);
(c)any Restricted Payment permitted by Section 6.08; and
(d)(i) transactions pursuant to agreements in effect on the Closing Date and listed on Schedule 6.09 (provided that this clause (d) shall not apply to any extension, or renewal of, or any amendment or modification of such agreements that is less favorable to the Borrower or the applicable Subsidiaries, as the case may be) and (ii) the Transactions.
SECTION 6.10     Restrictive Agreements. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or any ABL Loan Document or, with respect to any Indebtedness permitted pursuant to clause (vii), (xii) or (xxii) of Section 6.01(a), that are customary, in the reasonable judgment of the board of directors and the Administrative Agent, for the market in which such Indebtedness is issued so long as such restrictions could not reasonably be expected to prevent, impede or impair (x) the creation of Liens and Guarantees in favor of the Lenders under the Loan Documents or (y) the satisfaction of the obligations of the Loan Parties under the Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the Closing Date and identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided, further, that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder and (iv) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted pursuant to this Agreement if such restrictions or conditions are customary and apply only to the property or assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof.
SECTION 6.11 Amendment of Material Documents. The Borrower will not, nor will it permit any Subsidiary to, amend, restate, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational documents, or (b) (i) any Material Agreement (other than any ABL Loan Documents) or other agreements (including joint venture agreements), in each case to the extent such amendment, restatement, modification or waiver is adverse to the Lenders in any material respect or (ii) any ABL Loan Document that (A) violates the ABL/Term Loan Intercreditor Agreement, (B) increases the fixed percentage advance rates by more than seven and one-half percent (7.5%) (but not, for the avoidance of doubt, the effective advance rate after giving effect to net orderly liquidation value in the case of inventory) under the borrowing base in excess of the fixed percentage advance rates under the ABL Loan Documents as in effect on the date hereof, (C) expands or adds to the obligations secured under any ABL Security Documents (other than any obligations constituting Indebtedness created under the ABL Credit Agreement), (D) adds any mandatory prepayment provisions (only to the extent resulting in a corresponding permanent commitment reduction) or changes any mandatory prepayment provisions in a manner that would increase the amount of any mandatory prepayment of the ABL Loans (only to the extent resulting in a corresponding permanent commitment reduction), (E) increases the “Applicable Margin” (as defined in the ABL Credit Agreement) or similar terms thereunder by more than 2.5% (other than as a result of accrual of interest at the default rate), (F) adds an additional covenant or event of default or makes any covenant or event of default in the ABL Loan Documents materially more restrictive or burdensome prior to the Maturity Date then in effect (unless this Agreement is amended to provide all of the Lenders with the benefits of such covenants or events of default), in each case under this clause (F), other than covenants and events of default solely relating to the Borrowing Base (as defined in the ABL Credit Agreement), the ABL Priority Collateral or similar matters relating primarily to the asset based revolving nature of the ABL Credit Agreement or in respect of any Offshore Facilities Refinancing (as defined in the ABL/Term Loan Intercreditor Agreement) or (G) changes or modifies Section 8.12 of the ABL Credit Agreement as it relates to the Loan Documents, clause (e) of the definition of “Permitted Indebtedness” (as defined in the ABL Credit Agreement) or other provisions that relate to the Term Loan Documents (as defined in the ABL Credit Agreement).
SECTION 6.12 Joint Venture. The Borrower will not form any joint venture with respect to the Foreign Business unless (a) any consideration paid to the Borrower in connection with a Foreign Business Disposition to such joint venture is non-cash, (b) any Investments made in connection therewith comply with Section 6.04, (c) the Total Net Leverage Ratio of such joint venture on a pro forma basis following any such Foreign Business Disposition calculated as of the most recently ended fiscal quarter for which financial statements were delivered (or were required to be delivered) pursuant to Section 5.01(a) or (b) does not exceed 3.50:1.00 and (d) the Total Net Leverage Ratio of the Borrower and its Subsidiaries organized under the laws of the United States, Canada and Mexico (or any state, territory or province thereof) on a pro forma basis following any such Foreign Business Disposition calculated as of the most recently ended fiscal quarter for which financial statements were delivered (or were required to be delivered) pursuant to Section 5.01(a) or (b) does not exceed 4.50:1.00.

SECTION 6.13     Financial Covenants.
(a)The Borrower will not permit the Total Net Leverage Ratio as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2023, to exceed 6.50:1.00.
(b)The Borrower and its Subsidiaries will not make Capital Expenditures that exceed $27,500,000 in the aggregate during any fiscal year; provided, however, to the extent that the amount of Capital Expenditures made by the Borrower and its Subsidiaries in any fiscal year is less than the amount of Capital Expenditures permitted to be made pursuant to the foregoing (without giving effect to any additional amount available as a result of this proviso), (i) 50% of such difference may be carried forward and used to make Capital Expenditures in the immediately succeeding fiscal year (but not any subsequent fiscal year), and (ii) in such immediately succeeding fiscal year all Capital Expenditures should be applied first to the permissible amount of Capital Expenditures for such period and not the carried forward amount.
SECTION 6.14     Use of Proceeds. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a Person organized in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 6.15     Anti-Layering. Notwithstanding anything herein to the contrary, (x) any Indebtedness that is subordinated in right of payment to any other Indebtedness of any Loan Party (including by being “last out” in any payment waterfall) shall be subordinated in right of payment to such Loan Party’s Obligations to the same extent and (y) except as set forth in the ABL/Term Loan Intercreditor Agreement, no Loan Party shall create, incur, assume or permit to exist secured Indebtedness that, by its express terms, is subordinated as to rights to receive, or subject to turnover of, payments or proceeds of collateral to any other secured Indebtedness of such Loan Party which shall be secured by the same collateral, unless such first secured Indebtedness is junior in right of payment and secured on a junior basis to the Obligations.
ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04, 5.11, 5.14 or in Article VI;
(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in (x) Section 5.01 and such failure shall continue unremedied for a period of 10 days or (y) any Loan Document (other than those specified in clause (a), (b) or (d) of this Article or clause (x) of this clause (e)), and such failure shall continue unremedied for a period of 20 days;
(f)the Borrower or any Subsidiary shall fail to make any payment (whether of principal, interest or other payment obligations) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period with respect thereto;
(g)any event or condition occurs (excluding a “Fundamental Change” as defined in the Convertible Notes Indenture) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and (ii) any Permitted Convertible Indebtedness to the extent such event or condition occurs as a result of (x) the satisfaction of a conversion contingency, (y) the exercise by a holder of Permitted Convertible Indebtedness of a conversion right resulting from the satisfaction of a conversion contingency or (z) a required repurchase under such Permitted Convertible Indebtedness;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, administration, winding up or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, receiver and manager, monitor, trustee, custodian, sequestrator, conservator, administrator, administrative receiver, liquidator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, administration, winding up or other relief under any federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, monitor, trustee, custodian, sequestrator, conservator, administrator, administrative receiver, liquidator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) have a moratorium declared pursuant to Part A1 of the Insolvency Act 1986 of the United Kingdom in respect of any of its indebtedness or enter into any scheme of arrangement in respect of any of its indebtedness pursuant to Part 26 of the Companies Act 2006 of the United Kingdom or (vii) take any action for the purpose of effecting any of the foregoing;
(j)the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
(l)an ERISA Event shall have occurred, the body corporate called the “Pensions Regulator” established under Part I of the Pensions Act 2004 of the United Kingdom (the “Pensions Regulator”) shall have issued to the Borrower or any Subsidiary a financial support direction under section 43 of the Pensions Act 2004 of the United Kingdom or a contribution notice under section 38 or section 47 of the Pensions Act 2004 of the United Kingdom or any substantially similar event shall have occurred in respect of any defined benefit or final salary pension scheme established outside the United States (or any state, commonwealth or political sub-division thereof) that, in each case, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(m)any Lien covering property having a book value or fair market value of $5,000,000 or more purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Guarantee and Collateral Agreement;
(n)the Guarantee contained in Article II of the Guarantee and Collateral Agreement shall cease to be, or shall have been asserted in writing by a Loan Party not to be, in full force and effect;
(o)the Borrower or any Subsidiary shall challenge the subordination provisions of the Subordinated Debt or assert that such provisions are invalid or unenforceable or that the Obligations of the Borrower, or the Obligations of any Subsidiary under the Guarantee and Collateral Agreement, are not senior Indebtedness under the subordination provisions of the Subordinated Debt, or any court, tribunal or government authority of competent jurisdiction shall judge the subordination provisions of the Subordinated Debt to be invalid or unenforceable or such Obligations to be not senior Indebtedness under such subordination provisions or otherwise cease to be, or shall be asserted not to be, legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

(p)a Change in Control shall occur;
(q)a Loan Party denies or contests the validity or enforceability of any Loan Documents (including the ABL/Term Loan Intercreditor Agreement) or Obligations, or any Loan Document (including the ABL/Term Loan Intercreditor Agreement) ceases to be in full force or effect for any reason (other than a waiver or release by the Administrative Agent and Lenders);
(r)a loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $5,000,000; or
(s)any event occurs or condition exists that has a Material Adverse Effect;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, premium (including the Prepayment Premium) and all fees, and including any fee payable pursuant to Section 2.11(b) that would be payable if the Loans had been repaid in full at such time, and other obligations of the Borrower, accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Without limiting the generality of the foregoing, in the event the Loans are accelerated or otherwise become due, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of an any event with respect to the Borrower described in clause (h) or (i) of this Article (including the acceleration of claims by operation of law)), the fee payable pursuant to Section 2.11(b) will also be due and payable as though the Loans were optionally prepaid at such time and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any premium (including the Prepayment Premium) payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the prepayment and the Borrower agrees that it is reasonable under the circumstances currently existing. The premium (including the fee payable pursuant to Section 2.11(b)) shall also be payable in the event the Loans (and/or this Credit Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM (INCLUDING THE PREPAYMENT PREMIUM) IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium (including the Prepayment Premium) is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium (including the Prepayment Premium) shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the premium (including the Prepayment Premium); and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the premium (including the Prepayment Premium) to Lenders as herein described is a material inducement to Lenders to consent to this Agreement.
ARTICLE VIII
The Agents
Each of the Lenders hereby irrevocably appoints the Administrative Agent (it being understood that references in this Article VIII to the Administrative Agent shall be deemed to include the Collateral Agent) as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, could expose the Administrative Agent to liability or be contrary to any Loan Document or any requirement of Applicable Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) and the Administrative Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction; provided, that, no action taken or not taken at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) shall be considered gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof conspicuously labeled as a “notice of default” is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
The Administrative Agent may resign at any time by notifying the Lenders and the Borrower and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and Administrative Agent and signed by the Required Lenders. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor from among the Lenders, which consultation shall not be required after and during the continuation of an Event of Default. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall be under no obligation to), on behalf of the Lenders, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder; provided, that, Administrative Agent’s resignation shall nonetheless become effective within thirty (30) days after the Administrative Agent provides notices of its resignations to the Lenders and the Borrower. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
[Reserved]
ARTICLE X
Miscellaneous
SECTION 10.01    Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy (or email), as follows:if to the Borrower, to Horizon Global Corporation at 47912 Halyard Drive, Suite 100, Plymouth, Michigan 48170, Attention of Jay Goldbaum, Legal Director (Telephone No. (248) 835-9958, Email: jgoldbaum@horizonglobal.com), with a copy to (which shall not constitute notice) Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114, Attention of Rachel Rawson (Telephone: (216) 586-7276, Email: rlrawson@jonesday.com);
(b)if to the Administrative Agent, to Atlantic Park Strategic Capital Fund, L.P., 527 Madison Avenue, 25th Floor, New York, NY 10022, Attention: Robert Stasi (Email: robert.stasi@ironparkcap.com) with a copy to (which shall not constitute notice), (i) atlanticparkagency@alterdomus.com, (ii) Kirkland & Ellis LLP, 2049 Century Park East, Suite 3700, Los Angeles, CA 90067, Attention: David Nemecek, P.C. (Telecopy: (213) 680-8500, Telephone: (213) 680-8111, Email: david.nemecek@kirkland.com) and (iii) Kirkland & Ellis LLP, 555 California Street, San Francisco, CA 94104, Attention: Katie Taylor (Telecopy: (415) 439 1500, Telephone: (415) 439-1424, Email: katie.taylor@kirkland.com); and
(c)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) when personally delivered, (ii) three Business Days after being deposited in the mail with postage prepaid (by registered or certified mail, return receipt requested), (iii) one Business Day after being delivered to the overnight courier service, if prepaid and sent overnight delivery, addressed as aforesaid and with all charges prepaid or billed to the account of the sender or (iv) when sent by email transmission to an email address designated by such addressee and the sender receives a confirmation of transmission.
SECTION 10.02    Waivers; Amendments.
(a)No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (with a copy to the Administrative Agent) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that (A) any such agreement may, without the consent of the Required Lenders (i) increase the Commitment of any Lender with the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, with the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Term Loan under Section 2.10, or any date for the payment of any interest or fees payable hereunder, or reduce or forgive the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, with the written consent of each Lender affected thereby, and (B) no such agreement shall (i) directly or indirectly change the pro rata treatment of Lenders or the Term Loans or the Term Loans in any respect without the written consent of each Lender, including (x) changing Section 2.18(a), (b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, (y) Section 10.04 or (z) Section 2.11, (ii) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (iii) release all or substantially all of the Subsidiary Loan Parties from their Guarantees under the Guarantee and Collateral Agreement (except as expressly provided in the Guarantee and Collateral Agreement) or corresponding foreign law Guarantee or Security Document (except as expressly provided therein), without the written consent of each Lender, (iv) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in the Security Documents), (v) subordinate any of the Liens securing the Obligations or the Guarantees under the Guarantee and Collateral Agreement or a corresponding foreign law Guarantee or Security Document without the written consent of each Lender, (vi) directly or indirectly change the order of priority of payments set forth in Section 2.4 of the Guarantee and Collateral Agreement without the written consent of each Lender or (vii) directly or indirectly subordinate the Obligations to any other obligations without the consent of each Lender; provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent, without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable, and (2) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this

Agreement of the Lenders of a particular Class (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower and consenting Lenders if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.
(c)In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (v) or (viii) of paragraph (b) of this Section, the consent of at least 50% in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, if the Administrative Agent is also a Lender, so long as such Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (c) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b), (d) such assignee shall consent to such Proposed Change and (e) if such Non-Consenting Lender is acting as the Administrative Agent, it will not be required to assign and delegate its interests, rights and obligations as Administrative Agent under this Agreement. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective; provided, that, such assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, the tax forms required by Section 2.17(f) and all other documentation and other information required by regulatory authorities under applicable “know you customer” and anti-money laundering rules and regulations including, without limitation, the PATRIOT Act.
(d)Notwithstanding the foregoing, (i) the Administrative Agent and the Borrower may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, and (ii) the Administrative Agent and the Borrower may amend this Agreement without the consent of any Lender or Required Lenders in order to (x) provide the Lenders with the benefits of any additional covenants, more restrictive covenants or events of default that are added to the ABL Loan Documents and (y) implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 2.14 in accordance with the terms of Section 2.14.
SECTION 10.03    Expenses; Indemnity; Damage Waiver.
(a)The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of separate counsel for the Administrative Agent and Collateral Agent (taken as a whole) and separate counsel for all other Agents (taken as a whole) in connection with the provision, negotiation and documentation of the credit facility provided for herein, due diligence investigation, the preparation and administration of the Loan Documents, the monitoring of the performance of the Borrower and its Affiliates, or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) from and after the Closing Date, reasonable and documented fees, charges and disbursements of separate counsel acting for the Lenders and, solely after an Event of Default has occurred and is continuing, one financial advisor acting on behalf of all Lenders; provided, however, that the costs and expenses of such financial advisor for the Lenders reimbursable pursuant to this Section 10.03(a) shall not exceed $50,000 per month; and (iii) all out-of-pocket expenses incurred by the Agents or the Lenders, including the fees, charges and disbursements of separate counsel for the Administrative Agent and Collateral Agent (taken as a whole), separate counsel for all other Agents (taken as a whole) and separate counsel for the Lenders (but not for any financial advisor if there is a financial advisor already retained by the Lenders for which the Borrower is providing reimbursement pursuant to clause (ii)), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including (subject to the limitations provided above) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)The Borrower hereby indemnifies (x) the Administrative Agent, Collateral Agent and each Related Party of any of the foregoing Persons (each such Person being called an “Agent Indemnitee”) and (y) each other Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called a “Lender Indemnitee”; and together with the Agent Indemnitees, each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property or facility currently or formerly owned, leased or operated by the Borrower or any Subsidiary giving rise to liability of, or related to, the Borrower or any Subsidiary under any Environmental Law, or any other Environmental Liability of, or related to, the Borrower or any Subsidiary including, without limitation, with respect to any of their current or former properties or facilities, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and whether or not the same are brought by the Borrower, its equity holders, Affiliates or creditors or any other Person and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) are determined by a court of competent jurisdiction by final and non-appealable judgment to have arisen out of a material breach in bad faith by such Lender Indemnitee of its obligations under the Loan Documents or (C) result from a dispute solely among Indemnitees, other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent or arranger under the Loan Documents and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates. This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(c)To the extent that any of the Borrower fails to timely pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 10.03 (and without limiting such party’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of any such actual and direct losses (other than lost profits), claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (including any such amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Term Loans and unused Commitments at the time; provided, that, if the Term Loans have been paid in full prior to such determination, then such pro rata share shall be determined as of the last date that any Term Loan was outstanding.
(d)To the extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
(e)All amounts due under this Section 10.03 shall be payable promptly after written demand therefor.
(f)No director, officer, employee, stockholder or member, as such, of any Loan Party shall have any liability for the Obligations or for any claim based on, in respect of or by reason of the Obligations or their creation; provided that the foregoing shall not be construed to relieve any Loan Party of its Obligations under any Loan Document.
(g)For the avoidance of doubt, this Section 10.03 shall not apply to any Taxes, except to the extent any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

SECTION 10.04    Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Any Lender may assign to one or more assignees (other than a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender (other than a Defaulting Lender), a Lender Affiliate (other than a Lender Affiliate of a Defaulting Lender) or an Approved Fund (other than an Approved Fund of a Defaulting Lender), each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consents shall not be unreasonably withheld or delayed) (provided that the Borrower shall be deemed to have consented to any assignment of Loans or Commitments unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof), (ii) except in the case of an assignment to a Lender, a Lender Affiliate or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) no assignment may be made to a Disqualified Lender absent the prior consent of the Borrower (which consent may be made in its sole and absolute discretion), (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iv) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, the tax forms required by Section 2.17(f) and all other documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the PATRIOT Act; and provided, further, that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section. The Administrative Agent, its Affiliates and its representatives shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to Disqualified Lenders; provided that the list of Disqualified Lenders will be made available to any Lender upon request. Notwithstanding the foregoing:
(i)If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of this Section 10.04(b), (I) for purposes of voting on any plan of reorganization, each Disqualified Lender party hereto hereby agrees (A) not to vote on such plan of reorganization, (B) if such Disqualified Lender does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (A), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code (or any similar provision in any other applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the U.S. Bankruptcy Code (or any similar provision in any other applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar law) and (C) not to contest any request by any party for a determination by the applicable bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (B), (II) such Disqualified Lender shall not vote for any purpose under the Loan Documents, and (III) the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, purchase or prepay outstanding Term Loans held by Disqualified Lenders by paying the lesser of (x) the amount that such Disqualified Lenders paid to acquire such Term Loans and (y) the par value of such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(ii)The Lenders and the Loan Parties expressly acknowledge that the Administrative Agent (solely in its capacity as such or as an arranger, bookrunner or other agent hereunder) shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. Without limiting the forgoing, the parties hereto acknowledge and agree that Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to Disqualified Lenders.
(c)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.
(d)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire, a properly completed and duly executed copy of the tax forms required by Section 2.17(f) and all other documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(e)Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person or a Disqualified Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section, provided that such Participant agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. With respect to any Loan made to the Borrower, each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or in connection with any income tax audit or other income tax proceeding of the Borrower. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(f)A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the prior written consent of the Borrower. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower to comply with Section 2.17(f) as though it were a Lender.
(g)Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, any Lender may assign all or a portion of its Term Loans to the Borrower or any of its Subsidiaries at a price below the par value thereof; provided that any such assignment shall be subject to the following additional conditions: (1) no Default or Event of Default shall have occurred and be continuing immediately before and after giving effect to such assignment, (2) any such offer to purchase shall be offered to all Term Lenders of a particular Class on a pro rata basis, with mechanics to be agreed by the Administrative Agent and the Borrower, (3) any Loans so purchased shall be immediately cancelled and retired (provided that any non-cash gain in respect of “cancellation of indebtedness” resulting from the cancellation of any Loans so purchased shall not increase Consolidated EBITDA), (4) the Borrower shall provide, as of the date of its offer to purchase and as of the date of the effectiveness of such purchase and assignment, a customary representation and warranty that neither it nor any of its Affiliates is in possession of any material non-public information with respect to the Borrower, its Subsidiaries or their respective securities and (5) the Borrower and the applicable purchaser shall waive any right to bring any action against the Administrative Agent in connection with such purchase or the Term Loans so purchased. For the avoidance of doubt, in no event shall the Borrower or any of its Subsidiaries be deemed to be a Lender under this Agreement or any of the other Loan Documents as a result of an assignment made under this clause (h).
SECTION 10.05    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
SECTION 10.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 10.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 10.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 10.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 10.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 10.12    Confidentiality.
(a)Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Lender Affiliates and to its and its Lender Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory or quasi-regulatory authority, (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Subsidiary or (i) to data service providers, including league table providers, that serve the lending industry, so long as such information consists of information customarily provided to such data service providers. For the purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)Each Loan Party, each Agent and each Lender acknowledge that certain of the Lenders may be Public-Siders and, if documents or notices required to be delivered pursuant to Sections 5.01, 5.02 or 5.03 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant secure website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Private Lender Information shall not be posted on that portion of the Platform designated for such Public-Siders. If Borrower has not indicated whether a document or notice delivered pursuant to Sections 5.01, 5.02 or 5.03 contains Private Lender Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Private Lender Information with respect to the Borrower and its Subsidiaries and their securities. The Loan Parties shall clearly and consciously mark any and all information or materials distributed to or for the Agents and Lenders as “PUBLIC” or “PRIVATE,” and in the absence of any such designation, all such information and materials shall be deemed to be “PUBLIC”.
SECTION 10.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 10.14    Intercreditor Agreements. Each Lender hereby authorizes and directs the Administrative Agent and/or the Collateral Agent (a) to enter into the ABL/Term Loan Intercreditor Agreement on its behalf, perform the ABL/Term Loan Intercreditor Agreement on its behalf and take any actions thereunder as determined by the Administrative Agent or the Collateral Agent to be necessary or advisable to protect the interest of the Lenders, and each Lender agrees to be bound by the terms of the ABL/Term Loan Intercreditor Agreement and (b) to enter into any other intercreditor agreement reasonably satisfactory to the Administrative Agent on its behalf, perform such intercreditor agreement on its behalf and take any actions thereunder as determined by the Administrative Agent or the Collateral Agent to be necessary or advisable to protect the interests of the Lenders, and each Lender agrees to be bound by the terms of such intercreditor agreement. Each Lender acknowledges that the ABL/Term Loan Intercreditor Agreement governs, among other things, Lien priorities and rights of the Lenders and the ABL Secured Parties (as defined in the ABL/Term Loan Intercreditor Agreement) with respect to the Collateral, including the ABL Priority Collateral. In the event of a conflict between the ABL/Term Loan Intercreditor Agreement and any other Loan Document, the provisions of the ABL/Term Loan Intercreditor Agreement shall prevail.
SECTION 10.15    Release of Liens and Guarantees.
(a)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.02) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.02 or (ii) under the circumstances described in paragraph (b) below.
(b)At such time as the Loans and the other obligations under the Loan Documents shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person, the security interests in such Collateral created by the Security Documents shall be automatically released without delivery of any instrument or performance of any act by any Person. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, such certificate, believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.
(c)In connection with any termination or release pursuant to this Section, the Administrative Agent and the Collateral Agent shall execute and deliver to any Loan Party all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.
SECTION 10.16    PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required, or will be required in the future, to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance with the PATRIOT Act.
SECTION 10.17    No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates.  The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other.  The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and there under) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person.  The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to it, in connection with such transactions or the process leading thereto.
SECTION 10.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 10.19    Investment Unit. The parties acknowledge and agree that the Term Loans and the Warrants are intended to constitute an investment unit within the meaning of Section 1273(c)(2) of the Code, such that the fair market value of the Warrants will reduce the issue price of the Term Loans for U.S. federal income tax purposes. No later than ninety (90) days after the Closing Date, the Administrative Agent shall provide its determination of the fair market value of the Warrants as of the date of issuance to the Administrative Agent for purposes of determining the issue price of the Term Loans. If the Borrower disagrees with the proposed fair market value of the Warrants, the Borrower may, within ten (10) days of receipt of the proposed determination of the fair market value of the Warrants, deliver a notice to the Administrative Agent to such effect, explaining in reasonable detail the basis for such objection (provided, that if no notice is delivered within such period, the determination of the fair market value of the Warrants as proposed by the Administrative Agent will become final and binding on the Borrower, the Administrative Agent and the Lenders as provided in this Section 10.19). The Borrower and the Administrative Agent shall, during the fifteen (15) days following any such delivery of a notice of objection by the Borrower, use commercially reasonable efforts to reach agreement on the fair market value of the Warrants. If the Borrower and the Administrative Agent are unable to agree on the fair market value of the Warrants within such period, the dispute shall be resolved by an independent accounting firm mutually agreeable to the parties. The determination of the independent accounting firm with respect to fair market value of the Warrants will be final and binding on the Borrower, the Administrative Agent and the Lenders as provided in this Section 10.19, and the Borrower, on the one hand, and the Administrative Agent, on the other hand, will equally bear the fees and expenses of the independent accounting firm with respect thereto. The Borrower, the Administrative Agent and the Lenders agree to prepare their U.S. federal income tax returns, if required, in a manner consistent with the final determination of the fair market value of the Warrants pursuant to this Section 10.19 unless otherwise required by a Change in Law occurring after the date hereof, a closing agreement with an applicable Tax authority or a judgment of a court of competent jurisdiction.
SECTION 10.20    Original Issue Discount Legend. THE TERM LOANS WILL BE TREATED AS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE CODE) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF SUCH LOANS MAY BE OBTAINED BY WRITING TO BORROWER AT ITS ADDRESS SPECIFIED IN SECTION 10.01.
[Signature Pages Intentionally Omitted]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.
HORIZON GLOBAL CORPORATION, as the Borrower
By: /s/ Jay Goldbaum
Name: Jay Goldbaum
Title: General Counsel and Corporate Secretary

[Signature Page to Term Loan Credit Agreement]

AGENTS:
ATLANTIC PARK STRATEGIC CAPITAL FUND, L.P., as Administrative Agent and Collateral Agent
By: /s/ George Fan
Name: George Fan
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

LENDERS:
APSC HOLDCO I, L.P., as a Lender
By: /s/ George Fan
Name: George Fan
Title: Authorized Signatory
[Signature Page to Term Loan Credit Agreement]